ACME TELEVISION HOLDINGS, LLC
                      a Delaware limited liability company


                       LIMITED LIABILITY COMPANY AGREEMENT
















                               Dated June 17, 1997



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                                TABLE OF CONTENTS

                                                                            Page

ARTICLE I - DEFINED TERMS                                                      1

ARTICLE II - ORGANIZATION AND POWERS                                           8
        2.01   Organization                                                    8
        2.02   Purposes and Powers                                             8
        2.03   Principal Place of Business                                     9
        2.04   Qualification in Other Jurisdictions                            9
        2.05   Fiscal Year                                                     9

ARTICLE III - MEMBERS                                                         10
        3.01   Membership Units                                               10
        3.02   Issuance of Membership Units; Admission of New Members         11
        3.03   Voting Rights                                                  12
        3.04   Restrictions                                                   13
        3.05   Limitation on Liability of Members                             14
        3.06   Authority                                                      15
        3.07   Withdrawal; Termination                                        15
        3.08   Rights to Information/Access to Management                     16
        3.09   No Appraisal Rights                                            16
        3.10   No Employment                                                  16
        3.11   Compliance with Securities Laws and Other Laws and
               Obligations                                                    16

ARTICLE IV - MANAGEMENT                                                       16
        4.01   Board of Advisors                                              16
        4.02   Reliance by Third Parties                                      17
        4.03   Meetings and Action of Board of Advisors                       17
        4.04   Compensation of Members of the Board of Advisors
               and Committees                                                 18
        4.05   Limitation of Liability of Members of the Board of
               Advisors                                                       18
        4.06   Officers                                                       18
        4.07   Investor Committee                                             19
        4.08   Compensation Committee                                         19
        4.09   Vesting, Repurchase and Forfeiture of
               Management Units                                               20
        4.10   Information Rights of Seller Members and Class A
               Founder Members                                                24

ARTICLE V - CAPITAL CONTRIBUTIONS; CAPITAL ACCOUNTS AND  ALLOCATIONS
            AND DISTRIBUTIONS                                                 25
        5.01   Capital Contributions                                          25
        5.02   Capital Accounts and Allocations                               25
        5.03   Distributions                                                  27
        5.04   Distributions Upon Dissolution                                 29

                                      (i)
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        5.05   Distribution Upon Withdrawal                                   30
        5.06   Tax Matters Partner                                            30

ARTICLE VI - TRANSFERS OF INTERESTS                                           31
        6.01   Restrictions on Transfers                                      31
        6.02   Substitute Members                                             32
        6.03   Allocation of Distributions Between Assignor and Assignee      32
        6.04   Permitted Transfers                                            32
        6.05   Right of First Offer                                           34
        6.06   Co-Sale Option                                                 34
        6.07   Drag-Along Obligations                                         36

ARTICLE VII - CONVERSION, EXCHANGE AND REDEMPTION OF MEMBERSHIP UNITS         37
        7.01   Conversion Upon Initial Public Offering                        37
        7.02   Redemption of Membership Units                                 37

ARTICLE VIII - INDEMNIFICATION                                                38
        8.01   Right to Indemnification                                       38
        8.02   Award of Indemnification                                       38
        8.03   Successful Defense                                             39
        8.04   Advance Payments                                               39
        8.05   Insurance                                                      39
        8.06   Heirs and Personal Representatives                             39
        8.07   Non-Exclusivity                                                39
        8.08   Amendment                                                      39

ARTICLE IX - CONFLICTS OF INTEREST                                            40
        9.01   Transactions with Interested Persons; Conflicts                40
        9.02   Non-Competition; Business Opportunities                        40

ARTICLE X - DISSOLUTION,  LIQUIDATION, AND TERMINATION                        42
       10.01   No Dissolution                                                 42
       10.02   Events Causing  Dissolution                                    43
       10.03   Notice of Dissolution                                          43
       10.04   Liquidation                                                    43
       10.05   Certificate of Cancellation                                    43

ARTICLE XI - GENERAL PROVISIONS                                               43
        11.01  Offset                                                         43
        11.02  Notices                                                        44
        11.03  Entire Agreement                                               44
        11.04  Limitation of Litigation; Dispute Resolution                   44

                                      (ii)
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        11.05  Amendment or Modification; Terms                               45
        11.06  Binding Effect                                                 45
        11.07  Governing Law; Severability                                    45
        11.08  Further Assurances                                             45
        11.09  Waiver of Certain Rights                                       45
        11.10  Third-Party Beneficiaries                                      46
        11.11  Failure to Pursue Remedies                                     46
        11.12  Cumulative Remedies                                            46
        11.13  Notice to Members of Provisions of this Agreement              46
        11.14  Interpretation                                                 46
        11.15  Counterparts                                                   46

        Schedule A - Membership Units

        Exhibit A - Distribution Examples

                                     (iii)
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                          ACME Television Holdings, LLC

                       LIMITED LIABILITY COMPANY AGREEMENT


        This Limited Liability Company Agreement is made as of June ___, 1997 by and between ACME Television Holdings, LLC (the "Company"), the Management
Members, the Seller Member, the Class A Founder Member, the Class B Founder Members and the Investor Members, each as listed on SCHEDULE A hereto, and those Persons who become Members of the Company in accordance with the provisions hereof and whose names are set forth as such in the record books of the Company.

        WHEREAS, the Company has been formed as a limited liability company under the Delaware Limited Liability Company Act, 6 Del. C. Section 18-101, ET SEQ. (as amended from time to time, the "Act"), by filing a Certificate of Formation of the Company with the office of the Secretary of State of the State of Delaware on April 24, 1997;

        WHEREAS, pursuant to a certain Investment Agreement (the "Investment Agreement") dated as of the date hereof, certain Members have purchased their Membership Units in the Company and certain other investors (the "Lenders") have purchased junior subordinated convertible debt instruments (the "Convertible Debt") of the Company that are convertible into Membership Units in the Company upon the terms and conditions set forth herein; and

        WHEREAS, the Members desire to set out fully their respective rights, obligations and duties regarding the Company and its assets and liabilities.

        NOW, THEREFORE, in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Members hereby agree as follows:


                            ARTICLE I - DEFINED TERMS

        Unless the context otherwise requires, the terms defined in this Article I shall, for the purposes of this Agreement, have the meanings herein specified (each such meaning to be equally applicable to both the singular and plural forms of the respective terms so defined). Defined terms which are not defined in this Article I or elsewhere in this Agreement shall have the meaning ascribed to them in the Investment Agreement.

        "Affiliate" shall mean, with respect to a specified Person, any Person that directly or indirectly controls, is controlled by or is under common control with, the specified Person. As used in this definition, the term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.



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        "Agreement"  shall mean this Limited  Liability  Company  Agreement,  as amended, modified, supplemented or restated from time to time.

        "Bankruptcy" means, with respect to a Person, that either (i) an involuntary petition under any bankruptcy or insolvency or other debtor relief law or under the reorganization provisions of any such law has been filed with respect to such Person or a receiver of or for the property of such Person has been appointed without the acquiescence of such Person, which petition or appointment remains undischarged or unstayed for an aggregate period of sixty
(60) days (whether or not consecutive) or (ii) a voluntary petition under any bankruptcy or insolvency or other debtor relief law or under the reorganization provisions of any such law has been filed by such Person, a voluntary assignment of such Person's property for the benefit of creditors has been made, a written admission by such Person of its inability to pay its debts as they mature has been made, a receiver of or for the property of such Person has been appointed with the acquiescence of such Person or such Person has done any similar act of like import.

        "Board of Advisors" shall mean the Company's Board of Advisors, as described in Section 4.01 hereof.

        "Capital Contribution" shall mean any cash or property which a Person contributes to the capital of the Company in his/her capacity as a Member thereof.

        "Carry Distribution Percentage" shall mean a percentage determined for each holder of Management Carry Units by dividing the number of Management Carry Units held by such Management Member by 100.

        "Cause" shall be determined by the Board of Advisors or Class B Founder Members holding at least 60% in interest of the Class B Founder Units and shall mean: (i) the conviction of an Officer of, or a plea of guilty or NOLO CONTENDERE entered by or on behalf of an Officer with respect to, a felony or crime, where such felony or crime involves moral turpitude or where such conviction or plea is likely to have a material adverse effect on the Company or upon the Officer's ability to perform his duties as an Officer of the Company;
(ii) fraud, embezzlement or other act of dishonesty by an Officer with respect to the Company; (iii) the continued willful refusal or neglect of an Officer to perform or discharge any substantial portion of his duties and responsibilities for a period in excess of thirty (30) days, which willful refusal or neglect continues for an additional thirty (30) days after written notice to the Officer from the Company with regard thereto; (iv) intentional and willful violation by an Officer of any rule, regulation or policy of the FCC that could reasonably be expected to (x) result in a material loss to the Company, (y) result in the termination, cancellation or suspension of any of the Company's material FCC Licenses or permits, or (z) otherwise have a material adverse effect on the Company's business or financial condition; or (v) the material breach (after expiration of any notice and cure period) of an Officer's employment agreement, including the non-competition covenants thereunder.

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        "Certificate"  shall mean the  Certificate  of Formation and any and all amendments thereto and restatements thereof filed on behalf of the Company with the Secretary of State of the State of Delaware pursuant to the Act.

        "Class A Founder Members" shall mean those persons listed on SCHEDULE A hereto as Class A Founder Members.

        "Class A Founder Units" shall mean those Membership Units designated as Class A Founder Units, as described in Section 3.01 hereof.

        "Class B Founder Members" shall mean those persons listed on SCHEDULE A hereto as Class B Founder Members.

        "Class B Founder Units" shall mean those Membership Units designated as Class B Founder Units, as described in Section 3.01 hereof.

        "Code" means the Internal Revenue Code of 1986, as amended from time to time, or any corresponding federal tax statute enacted after the date of this Agreement. A reference to a specific section of the Code refers not only to such specific section but also to any corresponding provision of any federal tax statute enacted after the date of this Agreement, as such specific section or corresponding provision is in effect on the date of application of the provisions of this Agreement containing such reference.

        "Compensation   Committee"   shall  mean  the   Company's   Compensation
Committee, as described in Section 4.08 hereof.

        "Disability" shall mean, with respect to any Officer or employee of the Company, that such person has been substantially unable, by reason of injury, illness or similar cause (physical or mental), to have performed his or her duties and responsibilities for a period of one hundred and eighty (180) consecutive days and such person is not anticipated to recover the ability to perform such duties and responsibilities within the foreseeable future.

        "FCC" means the Federal Communications Commission.

        "Founder Units" shall mean those Membership Units designated as Class A Founder Units and Class B Founder Units, as described in Section 3.01 hereof.

        "Indebtedness" shall have the meaning ascribed to it in the Investment Agreement.

        "Indemnified Parties" shall mean the members of the Board of Advisors, any Affiliate of the members of the Board of Advisors and each Person serving as an Officer, employee or other agent of the Company (including Persons who serve at the Company's request as directors, managers, officers, employees, agents or trustees of another organization in which

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the Company  has any interest as a shareholder, creditor or otherwise) and their respective successors and assigns.

        "Initial Capital Contribution" shall mean cash or property which a Person initially contributes to the capital of the Company in his/her capacity as a Member thereof.

        "Initial Members" shall mean those Persons listed on SCHEDULE A hereto as Initial Members as of the date hereof.

        "Investment Company Act" means the Investment Company Act of 1940, as amended from time to time, together with any successor statute, and the rules and regulations promulgated thereunder.

        "Investor Committee" shall mean the Company's Investor Committee, as described in Section 4.07 hereof.

        "Investor Members" shall mean those persons listed on SCHEDULE A hereto as Investor Members.

        "Investor Units" shall mean those Membership Units designated as Investor Units, as described in Section 3.01 hereof.

        "Losses" shall mean all liabilities, judgments, obligations, losses, damages, taxes and interest and penalties thereon (other than (i) income taxes due on income allocated to Membership Units; and (ii) taxes based on fees, compensation or commissions received by an Indemnified Party in connection with the administration of the Company or the Company's property), claims, actions, suits or other proceedings (whether civil or criminal, pending or threatened, before any court or administrative or legislative body, and as the same are accrued, in which an Indemnified Party may be or may have been involved as a party or otherwise or with which he or she may be or may have been threatened, while in office or thereafter), costs, expenses and disbursements (including, without limitation, legal and accounting fees and expenses) of any kind and nature whatsoever.

        "Management Capital Units" shall mean those Membership Units designated as Management Capital Units, as described in Section 3.01 hereof.

        "Management Carry Units" shall mean those Membership Units designated as Management Carry Units, as described in Section 3.01 hereof.

        "Management Members" shall mean those persons listed on SCHEDULE A hereto as Management Members.

        "Member" shall mean the Initial Members and any Person admitted as a Member in accordance with the terms of this Agreement and named as a Member in the record books of

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the Company, and includes any Person admitted pursuant to the provisions of this
Agreement when acting in his, her or its capacity as a Member of the Company, and "Members" shall mean two (2) or more of such Persons when acting in their capacities as Members of the Company.

        "New Member" shall mean any Member who is not an Initial Member.

        "Non-Carry Distribution Percentage" shall mean a percentage determined for each holder of Non-Carry Units by dividing the Preferential Return Amount such holder is entitled to in respect of all of its Non-Carry Units by the aggregate Preferential Return Amounts all holders of Non-Carry Units are entitled to at the time of such determination.

        "Non-Carry Units" shall mean collectively the Investor Units, Management Capital Units, Founder Units and Seller Units.

        "Person" shall mean an individual, corporation, association, partnership (general or limited), joint venture, trust, unincorporated organization, limited liability company, any other entity or organization of any kind or a government or any department, agency, authority, instrumentality or political subdivision thereof.

        "Preferential Return Amount" shall, for each applicable class of Membership Units, be the amount set forth in Section 3.01 for such class, which amount represents the Capital Contributions made by the Members holding each applicable class of Membership Units (including Membership Units issued upon conversion of Convertible Debt) as adjusted to include agreed upon "promotes" granted to certain classes of Membership Units.

        "Repurchase Note" shall mean a promissory note duly authorized, executed and issued by the Company in consideration for the repurchase of Management Capital Units as provided herein, which (i) is secured solely by the Management Capital Units so repurchased and except as so secured is non-recourse to the Company; (ii) bears interest at a rate of 10% per annum from the date of issuance; and (iii) is due and payable (A) in full upon the earlier to occur of completion of an underwritten initial public offering by the Company consummated in accordance with Section 7.01 hereof, any dissolution or sale of all or substantially all of the assets or Membership Units of the Company or (B) concurrently and pro rata with the Priority Capital Distribution under Section 5.03(b) hereof as and to the extent the Management Capital Units securing such note would have been entitled to share in such distributions.

        "Sales Event" shall have the meaning set forth in the Investment Agreement.

        "Securities Act" shall mean the Securities Act of 1933, as amended from time to time, together with any successor statute, and the rules and regulations promulgated thereunder.

        "Seller Members" shall mean those persons listed on SCHEDULE A hereto as Seller Members.

        "Station Acquisition" shall have the meaning set forth in the Investment Agreement.

        "Seller Units" shall mean those Membership Units designated as Seller Units, as described in Section 3.01 hereof.

        "Subscription Agreement" shall mean a subscription agreement for the purchase of a Membership Unit in the Company, in a form acceptable to the Board of Advisors.

         "Tax Rate" means, for any taxable year of a Member, the sum of the Federal Rate and the State Rate, with (a) the "Federal Rate" defined to mean the highest effective federal income tax rate applicable to any individual for such year and (b) the "State Rate" defined as the product of (i) the highest effective state income tax rate applicable to an individual Member for such year multiplied by (ii) a percentage equal to the difference between one hundred percent (100%) and the Federal Rate.

        "Taxable Income" and "Taxable Loss" mean, for any taxable year, the taxable income or loss attributable to such Member's distributive share of taxable income or loss of the Company, as determined for federal income tax purposes; PROVIDED that in making such determination all separately stated items of income, gain, loss and deduction (other than tax-exempt income) shall be included; and PROVIDED FURTHER, that in calculating Taxable Income and Taxable Loss, items of income, gain, loss and deduction attributable to the sale or exchange of all or substantially all of the assets of the Company shall be excluded from such calculation.

        "Terminated   Management   Units"  shall  mean  those  Membership  Units
designated as Terminated Management Units, as described in Section 3.01 hereof.

        "Transfer" shall mean any sale, assignment, transfer, exchange, charge, pledge, gift, hypothecation, conveyance or encumbrance (such meaning to be equally applicable to verb forms of such term).

        "Treasury Regulations" means the income tax regulations, including temporary regulations, promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

        "Vested Carry Units" shall mean those Membership Units designated as Vested Carry Units, as described in Section 4.09 hereof.

        "Voting Event" shall mean any of the following: (i) June 30, 2002; (ii) the thirtieth (30th) day after Jamie Kellner shall have ceased to act as the Chairman and Chief Executive Officer of the Company; (iii) the earlier of (A) the one-hundred and twentieth (120th) day after a clear and unequivocal announcement by Time Warner or the WB Network (as defined in the Investment Agreement) of the cessation of operation of the WB Network or (B) the thirtieth
(30th) day after the cessation of operation of the WB Network; (iv) the thirtieth (30th) day after Jamie Kellner ceases to be employed by the WB Network in a senior management capacity; or (v) the thirtieth (30th) day following the date Time Warner ceases to own at least thirty-five percent (35%) of the outstanding equity interests of the WB Network (determined utilizing the treasury stock method); or (vi) any Sales Event.

The following terms shall have the meanings set forth in the indicated Sections hereof:

               DEFINED TERM                        SECTION NUMBER

               "Act"                               Preamble
               "Agent"                             6.07
               "BancBoston"                        6.04
               "Buyer"                             6.07
               "Capital Account"                   5.02
               "Co-Sale Option"                    6.06
               "Common Stock"                      7.01
               "Company"                           Preamble
               "Competitive Enterprise"            9.02
               "Convertible Debt"                  Preamble
               "Consolidated Group Securities"     3.04(a)
               "DMA"                               9.02
               "Employment Agreements"             4.04
               "Endispute"                         11.04
               "Executive"                         4.09
               "Fair Market Value"                 4.09
               "Financing Transactions"            4.09
               "Forfeited Carry Units"             4.09
               "Independent Appraiser"             4.09
               "Investment Agreement"              Preamble
               "Lenders"                           Preamble
               "Liquidating Trustee"               10.03
               "Membership Unit"                   3.01
               "Offer Notice"                      6.05
               "Officer"                           4.06
               "Other WB Buyer"                    9.02
               "Outside Advisors"                  3.03
               "Percentage Determination Process"  4.09
               "Priority Capital Distribution"     5.03
               "Proposed Transferee"               6.05
               "Regulatory Problem"                6.04
               "Sale"                              6.07
               "SBA"                               6.04
               "SBIC Regulations"                  6.04
               "Selling Member"                    6.06

               "Senior Executive Offices"          4.06
               "Successor"                         7.01
               "Tax Distribution"                  5.03
               "Tax Matters Partner"               5.06
               "Television Station Opportunities"  9.02
               "Terminated Management Percentage"  5.03
               "Third-Party Offer"                 6.05
               "Third-Party-Offeror"               6.05
               "Transferring Member"               6.05
               "Vested Carry Equity Value"         4.09


                      ARTICLE II - ORGANIZATION AND POWERS

        2.01 ORGANIZATION. The name of the Company is ACME Television Holdings, LLC. The Company has been formed by the filing of its Certificate with the Delaware Secretary of State pursuant to the Act. The Certificate may be restated or amended by the Board of Advisors from time to time in accordance with the Act and subject to the terms of this Agreement. The Board of Advisors shall deliver a copy of the Certificate and any amendment thereto to any Member who so requests.

        2.02 PURPOSES AND POWERS. The principal business activity and purposes of the Company shall initially be to acquire, develop, own and operate television broadcast stations and to conduct any business related thereto or useful in connection therewith. However, the business and purposes of the Company shall not be limited to its initial principal business activity, and the Company shall, subject to the terms of this Agreement and the Investment Agreement, have authority to engage in any other lawful business, purpose or activity permitted by the Act. Except as otherwise provided in this Agreement, the Company, and the Board of Advisors on behalf of the Company, shall possess and may exercise all of the powers and privileges granted by the Act or which may be exercised by any Person, together with any powers incidental thereto, so far as such powers or privileges are necessary, appropriate, proper, advisable, incidental or convenient to the conduct, promotion or attainment of the business purposes or activities of the Company, including without limitation the following powers:

               (a) to conduct its business and operations in any state, territory or possession of the United States or in any foreign country or jurisdiction;

               (b) to purchase, receive, take, lease or otherwise acquire, own, hold, improve, maintain, use or otherwise deal in and with, sell, convey, lease, exchange, transfer or otherwise dispose of, mortgage, pledge, encumber or create a security interest in all or any of its real or personal property, or any interest therein, wherever situated;

               (c) to borrow or lend money or obtain or extend credit and other financial accommodations, to invest and reinvest its funds in any type of security or obligation of or interest in any public, private or governmental entity, and to give and receive interests in real and personal property as security for the payment of funds so borrowed, loaned or invested;

               (d) to make and modify contracts, including contracts of insurance, incur liabilities and give guaranties, whether or not such guaranties are in furtherance of the business and purposes of the Company, including without limitation, guaranties of obligations of other Persons who are interested in the Company or in whom the Company has an interest;

               (e) to employ and terminate Officers, employees, agents and other Persons, to organize committees of the Company, to delegate to such Persons and/or committees such power and authority, the performance of such duties and the execution of such instruments in the name of the Company, to fix the compensation and define the duties and obligations of such personnel, to establish and carry out retirement, incentive and benefit plans for such personnel, and to indemnify such personnel to the extent permitted by this Agreement and the Act;

               (f) to form and maintain subsidiaries and to merge with, or consolidate into, another Delaware limited liability company or other business entity (as defined in Section 18-209 of the Act); and

               (g) to institute, prosecute, and defend any legal action or arbitration proceeding involving the Company, and to pay, adjust, compromise, settle, or refer to arbitration any claim by or against the Company or any of its assets.

        2.03 PRINCIPAL PLACE OF BUSINESS. The principal office and place of business of the Company shall initially be 7125 Bluffstream Court, Columbus, Ohio 43235. After giving notice to the Members, the Board of Advisors may change the principal office or place of business of the Company at any time and may cause the Company to establish other offices or places of business in various jurisdictions and appoint agents for service of process in such jurisdictions.

        2.04 QUALIFICATION IN OTHER JURISDICTIONS. The Board of Advisors shall cause the Company to be qualified or registered under applicable laws of any jurisdiction in which the Company transacts business and shall be authorized to execute, deliver and file any certificates and documents necessary to effect such qualification or registration.

        2.05 FISCAL YEAR. The fiscal year of the Company shall end on December 31 of each year.

                              ARTICLE III - MEMBERS

        3.01 MEMBERSHIP UNITS. The Members shall have no rights or powers in respect of the Company (including, without limitation, any rights in respect of allocations of profit and loss or distributions) other than the rights conferred by this Agreement represented by issued and outstanding units of membership interest (the "Membership Units"), which shall be deemed to be personal property giving only the rights provided in this Agreement and which are divided into classes, with each class having the restrictions, vesting provisions, rights and privileges, including voting rights, if any, as expressly set forth in this Agreement. Every Member by virtue of having become a Member shall be held to have expressly assented and agreed to the terms hereof and to have become a party hereto. Ownership of a Membership Unit shall not entitle a Member to any title in or to the whole or any part of the property of the Company or right to call for a partition or division of the same or for an accounting. The Initial Members of the Company, their addresses, and the respective classes and denominations of Membership Units held by them shall be as set forth on SCHEDULE A hereto, and said schedule shall be amended from time to time by the Board of Advisors in accordance with the terms hereof to reflect the withdrawal of Members or the admission of additional Members pursuant to this Agreement. The relative rights and obligations of each class of Membership Unit are as set forth below:

   (a) INVESTOR UNITS. The Company hereby authorizes for issuance 50,000 Investor Units, each of which shall represent a Capital Contribution of $1,000 and have a Preferential Return Amount of $1,000. As of the date hereof, the Company shall have issued 5,866.67 Investor Units to the Investor Members, as set forth on SCHEDULE A hereto, and reserved 14,733.33 Investor Units for issuance upon conversion of the Convertible Debt outstanding as of the date hereof. Twenty-Nine Thousand Four
        Hundred (29,400) Investor Units are reserved for issuance to the Investor Members and the Lenders and additional investors in accordance with the terms of the Investment Agreement. Except for the Investor Units issued on the date hereof and those issued upon conversion of the Convertible Debt issued on the date hereof, none of the Investor Units may be issued by the Company without the prior written consent of a majority in interest of the Class B Founder Members.

  (b) SELLER UNITS. The Company hereby authorizes for issuance 20,000 Seller Units, each of which shall represent a deemed Capital Contribution of $1,000 and have a Preferential Return Amount of $1,000. As of the date hereof, the Company shall have issued 4,400 Seller Units and shall have reserved the remaining Seller Units for issuance from time to time in connection with Station Acquisitions (as defined in the Investment Agreement) occurring after the date hereof and which have been approved in accordance with the terms hereof.

  (c) MANAGEMENT CAPITAL UNITS. The Company hereby authorizes for issuance 600 Management Capital Units, each of which shall represent a Capital Contribution of $1,000 and have a Preferential Return Amount of $2,000. As of the date hereof, the Company shall have issued all of the Management Capital Units to the Management Members, as set forth on SCHEDULE A hereto.

(d) FOUNDER UNITS. The Company hereby authorizes for issuance 1,342.5 Founder Units, each of which shall represent a Capital Contribution of $1,000 and have a Preferential Return Amount of $1,500. 942.5 of such Founder Units shall be designated Class A Founder Units and 400 of such Founder Units shall be designated Class B Founder Units. As of the date hereof, the Company shall have issued all of the Class A Founder Units to the Class A Founder Members, as set forth on SCHEDULE A hereto, and all of the Class B Founder Units to the Class B Founder Members, as set forth on SCHEDULE A hereto. Except for the voting and consensual rights applicable to the Class B Founder Units as expressly provided herein, the holders of each class of Founder Units shall have the identical rights and preferences under this Agreement.

(e) MANAGEMENT CARRY UNITS. The Company hereby authorizes for issuance 100 Management Carry Units, each of which shall represent an Initial Capital Contribution of $1.00. As of the date hereof, the Company shall have issued all of the Management Carry Units to the Management Members, as set forth on SCHEDULE A hereto. All such Management Carry Units shall be subject to the provisions of Section 4.09 hereof and shall, upon any cancellation or repurchase, only be reissued in accordance with the terms hereof.

(f) TERMINATED MANAGEMENT UNITS. The Company hereby authorizes for issuance 100 Terminated Management Units, none of which shall be issued as of the date hereof and all of which shall be reserved for issuance in exchange for Management Carry Units as provided in Section 4.09 hereof. The Terminated Management Units shall have no voting, advisory, informational or other rights hereunder other than the right to receive distributions under Sections 5.03 and 5.04 hereof.

        3.02   ISSUANCE OF MEMBERSHIP UNITS; ADMISSION OF NEW MEMBERS.

               (a) The Company is not authorized to offer and sell, or cause to be offered and sold, additional Membership Units or to admit additional Persons as Members except as specifically provided herein or in the Investment Agreement or with the approval of the Board of Advisors and Class B Founder Members holding at least 60% in interest of the Class B Founder Units. In addition, the Company may reissue Management Carry Units forfeited or repurchased from a terminated Officer or employee of the Company, with the terms of such reissuance, including vesting provisions, determined by the Compensation Committee. Neither this Section 3.02 nor any other provisions of this Agreement shall limit or prohibit the right of certain Persons to purchase Additional Securities (as defined in the Investment Agreement) which are authorized and issued in accordance with the terms of this Agreement and the Investment Agreement.

               (b) The Board of Advisors may establish eligibility requirements for admission of a subscriber as a New Member after the date hereof and may refuse to admit any subscriber that fails to satisfy such eligibility
requirements.   The  Board  of  Advisors  shall  have  the   responsibility  for
determining whether a person or entity is eligible for admission as a New Member, subject to the restrictive covenants on issuances set forth in Section
4.5 of the Investment Agreement. Each Person who first subscribes for a Membership Unit in the Company after the date hereof shall be admitted as a New Member of the Company at the time (i) such Person executes a Subscription Agreement agreeing to be bound by the provisions hereof, (ii) the Board of Advisors, in its sole discretion, accepts such Subscription Agreement on behalf of the Company and (iii) the subscriber makes the Capital Contribution(s) required pursuant to the terms of this Agreement and its Subscription Agreement. Except for the purchase rights under Section 1.4 of the Investment Agreement, none of the existing Members shall have any preemptive or similar right to subscribe to the issuance of new Membership Units in the Company, and each of the Members acknowledges that its membership interest is subject to adjustment (downward and upward) in the event of the admission of New Members to the Company pursuant hereto or the withdrawal of any Member from the Company.

        3.03   VOTING RIGHTS.

               (a) Except as otherwise provided in this Agreement, no Member or Membership Unit shall have the right to amend or terminate this Agreement or to appoint, select, vote for or remove the Board of Advisors or its agents or to exercise voting or other consensual rights or to otherwise control or participate in any manner in the management or business of the Company or otherwise in connection with the property of the Company.

               (b) So long as no Voting Event has occurred that has not been waived in writing, the holders of the Management Carry Units shall have the sole right to elect and remove the members of the Board of Advisors and the size of the Board of Advisors shall initially be set at three (3) members who shall be Jamie Kellner, Tom Allen and Doug Gealy; PROVIDED, HOWEVER, that no later than six (6) months after the date hereof, the size of the Board of Advisors shall be increased to five (5) and two additional individuals (the "Outside Advisors") shall be elected by the holders of the Management Carry Units to the Board of Advisors who are unaffiliated with the Management Members and who are reasonably acceptable to both (i) the holders of a majority in interest of the Management Carry Units and (ii) the holders of at least 60% in interest of the Class B Founder Units.

               (c) So long as the Company has not consummated an initial public offering in accordance with Section 7.01 hereof, upon the occurrence of a Voting Event and subject to the receipt of any necessary FCC approvals, the holders of a majority in interest of the Class B Founder Units shall be entitled to remove all members of the existing Board of Advisors and to elect six members of a reconstituted Board of Advisors made up of seven (7) members; and the holders of a majority in interest of the Management Capital Units shall be entitled to elect the remaining member of the reconstituted Board of Advisors. Upon the occurrence of a Voting Event, the Company shall make all filings and take all actions as are necessary, desirable or appropriate so as to allow the holders of Class B Founder Units to exercise their voting rights hereunder, including without limitation (i) making any filings or applications with the FCC or as may be required under the Hart-Scott-Rodino Anti-Trust Improvements Act of 1976, as amended, or the SBIC Regulations and (ii) obtaining any necessary governmental or other third party approvals or consents. Upon exercise of their voting rights under this Section 3.03(c), the holders of a majority in interest of the Class B Founder Units may cause the Board of Advisors to take, or cause to be taken, any action whatsoever (subject to the express terms of this Agreement and applicable law) including, without limitation, the sale of all or substantially all of the assets of the Company regardless of whether a Sales Event has occurred under the Investment Agreement and/or the filing with the FCC of an application to transfer control of each FCC license held by the Company.

               (d) Members of the Board of Advisors shall remain members of the Board of Advisors until their resignation, removal or death. Any member of the Board of Advisors may resign by delivering his or her written resignation to the Board of Advisors. Any member of the Board of Advisors who is an Officer of the Company shall be removed from the Board of Advisors automatically upon the termination of such member's Officer status pursuant to Section 4.06 below. Except as provided in this Section 3.03, neither the Board of Advisors nor the Members shall be entitled to increase or decrease the size of the Board of Advisors.

        3.04 RESTRICTIONS. Notwithstanding anything in this Agreement to the contrary, so long as the Company has not consummated an initial public offering in accordance with Section 7.01 hereof, the Company and its Subsidiaries shall comply with the covenants set forth in Sections 4 and 5 of the Investment
Agreement and the following matters shall require the prior written consent of holders of at least 60% in interest of the Class B Founder Units:

               (a) the redemption, purchase or other acquisition for value (or payment into or set aside for a sinking fund for such purpose) of any Membership Unit (except in accordance with Sections 4.09 and 7.02 hereof), or other type of equity interest of the Company or any of its Subsidiaries, or security convertible into or exchangeable or exercisable for such Membership Units or equity interests (which are hereinafter referred to as "Consolidated Group Securities");

               (b) the authorization or issuance (or the incurrence of any obligation to authorize or issue) of any additional Membership Units or other Consolidated Group Securities;

               (c) the increase or decrease of the total number of authorized Membership Units or other Consolidated Group Securities;

               (d) the payment or declaration of any dividend or distribution (other than Tax Distributions pursuant to Section 5.03) with respect to any Membership Units or other Consolidated Group Securities;

               (e) the authorization of any merger or consolidation of the Company or any of its Subsidiaries with or into any other entity (except for mergers among wholly-owned Subsidiaries);

               (f) the authorization of the reorganization or sale of the Company or any of its Subsidiaries or the sale of any material assets of the Company or any of its Subsidiaries (other than in connection with a Sales Event or a Sale);

               (g) the authorization of any reclassification or recapitalization of the outstanding Membership Units of the Company or any other Consolidated Group Securities;

               (h) engagement by the Company or any of its Subsidiaries in any business other than the business now conducted or contemplated by the Company or a business or businesses similar thereto or reasonably compatible therewith;

               (i) the alteration, modification or amendment of this Agreement or the Investment Agreement; (which such alteration, modification or amendment shall also require the prior written consent of all of the Investor Members and the Lenders in accordance with the terms of Section 4.10 of the Investment Agreement); or

               (j) the application by the Company for or consent by it to the appointment of a receiver, trustee, custodian or liquidator of it or any of its property, (ii) the admission in writing by the Company of its inability to pay its debts as they mature, (iii) the making by the Company of a general assignment for the benefit of creditors, or (iv) the filing by the Company of a voluntary petition in bankruptcy, or a petition or an answer seeking reorganization or an arrangement with creditors, or any other action by the Company to take advantage of any bankruptcy, reorganization, insolvency, readjustment of debt, dissolution or liquidation laws or statutes, or an answer from the Company admitting the material allegations of a petition filed against it in any proceeding under any such law; PROVIDED, HOWEVER, that any of the foregoing actions shall also require the prior written consent of members holding all of the Class B Founder Units and a majority in interest of each class of the Class A Founder Units and the Management Capital Units, voting separately.

        3.05 LIMITATION ON LIABILITY OF MEMBERS. Except as otherwise provided in the Act, no Member of the Company shall be obligated personally for any debt, obligation or liability of the Company or of any other Member or otherwise have any personal recourse hereunder, whether arising in contract, tort or otherwise, solely by reason of being a Member. Except as expressly set forth in this Agreement, no Member shall have any fiduciary or other duty to another Member with respect to the business and affairs of the Company, and no Member shall be liable to the Company or any other Member for acting in good faith reliance upon the provisions of this Agreement. No Member shall have any responsibility to restore any negative balance in its Capital Account or to contribute to or in respect of the liabilities or obligations of the Company or return distributions made by the Company except as required by this Agreement, the Act or other applicable law; PROVIDED, HOWEVER, that Members are responsible for their failure to make required Capital Contributions in accordance with Section 5.01.

        3.06 AUTHORITY. Except as otherwise provided in this Agreement, none of the Membership Units shall confer any rights on the Members to participate in the control and management of the business of the Company, which conduct shall be vested exclusively in the Board of Advisors and its duly authorized Officers and agents. Except as otherwise expressly provided herein, in all matters relating to or arising out of the conduct or the operation of the Company, the decision of the Board of Advisors shall be the decision of the Company. No Member who is not also an Officer or employee of the Company or a member of the Board of Advisors (and acting in his capacity as such) shall take any part in the control or management of the operation or business of the Company in his capacity as a Member, nor shall any Member who is not also an Officer or employee of the Company or a member of the Board of Advisors (and acting in his capacity as such) have any authority or power to act for or on behalf of the Company in his capacity as a Member in any respect. Except as otherwise provided in this Agreement, the foregoing restrictions shall preclude Members (other than members of the Board of Advisors, Officers and employees) from (i) acting as employees of the Company to the extent the employee's functions directly or indirectly relate to the business of the Company; (ii) serving in any material capacity as an independent contractor or agent with respect to the business of the Company; (iii) communicating with the Board of Advisors, Officers or other Company personnel on matters pertaining to the day-to-day operations of the business of the Company; (iv) performing any services for the Company materially relating to its activities, except that a Member may make loans to and act as surety for the Company; and (v) becoming actively involved in the management or operation of the business of the Company. Notwithstanding the foregoing, the Company may employ one or more Members from time to time, and such Members, in their capacity as Officers or employees of the Company, may take part in the control and management of the business of the Company to the extent such authority and power to act for or on behalf of the Company has been delegated to them by the Board of Advisors.

        3.07 WITHDRAWAL; TERMINATION. No Member shall have any right to resign or withdraw from the Company without the consent of the Board of Advisors or to receive any distribution on its Membership Units or the repayment of its Capital Contributions except as provided in Section 4.09 and Article V hereof. If a permitted withdrawal would leave the Company with less than two Members, an additional Member shall be admitted before the withdrawal is effective, so that there shall always be at least two Members of the Company.

        3.08 RIGHTS TO INFORMATION/ACCESS TO MANAGEMENT. In addition to the informational rights of the Investor Members and the Lenders under the Investment Agreement (which rights are expressly limited to such Investor Members and Lenders), all of the Members shall have the right to receive from the Board of Advisors a copy of the Certificate and of this Agreement, as amended from time to time and, upon reasonable demand for any purpose reasonably related to the Member's interest as a Member of the Company, such other information regarding the Company as is required by the Act or as is made available to the Seller Members pursuant to Section 4.10 hereof, subject to reasonable conditions and standards established by the Board of Advisors from time to time, which may include, without limitation, withholding or restrictions on the use of confidential information.

        3.09 NO APPRAISAL RIGHTS. No Member shall have any right to have its interest in the Company appraised and paid out under the circumstances provided in Section 18-210 of the Act or any other circumstances.

        3.10 NO EMPLOYMENT. This Agreement does not, and is not intended to, confer upon any Member or member of the Board of Advisors any rights with respect to continuance of employment by the Company, and nothing herein should be construed to have created any employment agreement with any Member or member of the Board of Advisors.

        3.11 COMPLIANCE WITH SECURITIES LAWS AND OTHER LAWS AND OBLIGATIONS. Each Member hereby represents and warrants to the Company and acknowledges that
(a) it has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Company and making an informed investment decision with respect thereto, (b) it is able to bear the economic and financial risk of an investment in the Company for an indefinite period of time and understands that it has no right to withdraw and have its interest repurchased by the Company, (c) it is acquiring an interest in the Company for investment only and not with a view to, or for resale in connection with, any distribution to the public or public offering thereof, and
(d) it understands that the interests in the Company have not been registered under the securities laws of any jurisdiction and cannot be disposed of unless they are subsequently registered and/or qualified under applicable securities laws or pursuant to valid exemptions from such registration/qualification requirements and the provisions of this Agreement have been complied with.


                             ARTICLE IV - MANAGEMENT

        4.01   BOARD OF ADVISORS.

               (a) The Company shall have a Board of Advisors, the size and composition of which shall be as set forth in Section 3.03 hereof. Subject to the restrictions contained in Section 3.04 above or in the Investment Agreement, and except with respect to those matters requiring the approval of the Class B Founder Members, as set forth in this Agreement, the management and control of the business of the Company shall be vested exclusively in the

Board of Advisors, and the Board of Advisors shall have exclusive power and authority, in the name of and on behalf of the Company, to perform all acts and do all things which, in its sole discretion, it deems necessary or desirable to conduct the business of the Company.

               (b) The Board of Advisors shall, subject to all applicable provisions of this Agreement, be authorized in the name and on behalf of the
Company: (i) to enter into, execute, amend, supplement, acknowledge and deliver any and all contracts, agreements, leases or other instruments for the operation of the Company's business; and (ii) in general to do all things and execute all documents determined by it to be necessary or appropriate to conduct the business of the Company as more fully set forth in Section 2.02 hereof or as provided by law, or to protect and preserve the Company's assets. The Board of Advisors may delegate any or all of the foregoing powers. The Board of Advisors is an agent of the Company for the purpose of the Company's business. Any action taken by the Board of Advisors, and the signature of any member of the Board of Advisors on any agreement, contract, instrument or other document on behalf of the Company, shall be sufficient to bind the Company and shall conclusively evidence the authority of the Board of Advisors and the Company with respect thereto.

               (c) Members of the Board of Advisors may, but are not required to, be Members, and shall hold office until their resignation, removal or death in accordance with the provisions hereof. The Board of Advisors is the "manager" (within the meaning of the Act) of the Company. Members of the Board of Advisors shall devote such time to the business and affairs of the Company as is reasonably necessary for the performance of their duties, but shall not be required to devote full time to the performance of such duties and may delegate their responsibilities as provided in this Agreement.

        4.02 RELIANCE BY THIRD PARTIES. Any person dealing with the Company, the Board of Advisors or any Member may rely upon a certificate signed by any member of the Board of Advisors as to (i) the identity of any member of the Board of Advisors or Member; (ii) any factual matters relevant to the affairs of the Company; (iii) the persons who are authorized to execute and deliver any document on behalf of the Company; or (iv) any action taken or omitted by the Company, the Board of Advisors or any Member.

        4.03 MEETINGS AND ACTION OF BOARD OF ADVISORS. All actions to be taken by the Board of Advisors of the Company shall be taken by vote or written consent of a majority in number of the members of the Board of Advisors then in office. There is no requirement that the Board of Advisors hold a meeting in order to take action on any matter. Meetings of the Board of Advisors may be called by any two (2) members of the Board of Advisors, but in any case shall be held at least two times each year. If no meeting of the Board of Advisors has been called to act on a particular matter, and action is taken on such matter without a meeting by less than all of the members of the Board of Advisors, prompt notice thereof shall be given to any member of the Board of Advisors who did not participate in taking such action. If action is to be taken at a meeting of the Board of Advisors, notice of the time, date and place of the meeting shall be given to each member of the Board of Advisors by an officer or the member of the Board of Advisors calling the meeting by personal delivery, telephone or fax sent to the business or home address of each member of the Board of Advisors at least 24 hours in advance of the meeting, or by written notice mailed to each member of the Board of Advisors at either such address at least 72 hours in advance of the meeting; however, no notice need be given to a member of the Board of Advisors who waives notice before or after the meeting, or who attends the meeting without protesting at or before its commencement the inadequacy of notice to him or her. Members of the Board of Advisors may attend a meeting in person or by proxy, and they may also participate in a meeting by means of conference telephone or similar communications equipment that permits all members of the Board of Advisors to hear each other. A chairman selected by the Board of Advisors shall preside at all meetings of the Board of Advisors. The chairman shall determine the order of business and the procedures to be followed at each meeting of the Board of Advisors.

        4.04 COMPENSATION OF MEMBERS OF THE BOARD OF ADVISORS AND COMMITTEES. The initial members of the Board of Advisors as of the date hereof who are also Officers of the Company have entered into employment agreements (the "Employment Agreements") with the Company pursuant to which, in their capacity as Officers of the Company (and not as Members or Advisors), they may be entitled to compensation from the Company. Other than as set forth in the Employment Agreements, no initial member of the Board of Advisors shall be entitled to be compensated by the Company, although the Compensation Committee, with the approval of holders of a majority in interest of the Class B Founder Units, may provide compensation for subsequent members of the Board of Advisors where appropriate. Notwithstanding the foregoing, members of each of the Board of Advisors, the Investor Committee, the Compensation Committee and, unless otherwise provided, any other committees formed by the Company in the future, shall be entitled to reimbursement for out-of-pocket expenses incurred in managing and conducting the business and affairs of the Company.

        4.05 LIMITATION OF LIABILITY OF MEMBERS OF THE BOARD OF ADVISORS. No member of the Board of Advisors shall be obligated personally for any debt, obligation or liability of the Company or of any Member, whether arising in contract, tort or otherwise, solely by reason of being or acting as a member of the Board of Advisors of the Company. No member of the Board of Advisors shall be personally liable to the Company or to its Members for breach of any fiduciary or other duty that does not involve: (i) a breach of the duty of loyalty to the Company or its Members; (ii) an act or omission not in good faith or which involves intentional misconduct or a knowing violation of law; or (iii) a transaction from which the member of the Board of Advisors derived an improper personal benefit.

        4.06 OFFICERS. The Board of Advisors may designate employees of the Company as officers of the Company (the "Officers") as it deems necessary or desirable to carry on the business of the Company and the Board of Advisors may delegate to such Officers such power and authority as the Board of Advisors deems advisable. Any Officer may hold two or more offices of the Company. The initial Officers of the Company shall be Jamie Kellner (Chairman and Chief Executive Officer), Doug Gealy (President and Chief Operating Officer) and Tom Allen (Executive Vice President and Chief Financial Officer). New offices may be created and filled by the Board of Advisors. Each Officer shall hold office until his or her successor is designated by the Board of Advisors or until his or her earlier death, resignation or removal. Any Officer may resign at any time upon written notice to the Board of Advisors. Any Officer may be removed by the Board of Advisors (acting by majority vote of all members of the Board of Advisors other than the Officer being considered for removal, if applicable) with or without Cause at any time. A vacancy in any office occurring because of death, resignation, removal or otherwise, may, but need not, be filled by the Board of Advisors, subject, in the case of a vacancy occurring in the office of Chairman and Chief Executive Officer, President and Chief Operating Officer or Executive Vice President and Chief Financial Officer, or any combination of such offices (collectively, the "Senior Executive Offices"), to the approval of holders of at least 60% in interest of the Class B Founder Units. The Officers are not "managers" (within the meaning of the Act) of the Company.

        4.07 INVESTOR COMMITTEE. The Company shall have an Investor Committee initially comprised of one (1) member appointed by each Class B Founder Member and one (1) member designated by Members holding a majority in interest of the Class A Founder Units. Each Investor Member admitted as a New Member subsequent to the date hereof who makes a Capital Contribution to the Company equal to or exceeding $5,000,000 shall be entitled to designate one (1) additional Member to the Investor Committee. The Investor Committee shall be entitled to consult with and offer advice to the management of the Company. Meetings of the Investor Committee shall be held in person on a quarterly basis and monthly teleconferences shall also be held in each month during which a quarterly in person meeting is not being held; PROVIDED, HOWEVER, that the requirement to hold monthly teleconferences may be terminated if holders of at least 60% in interest of the Class B Founder Units shall determine that such monthly teleconferences are no longer necessary. Quarterly meetings of the Investor Committee shall include a presentation from the Officers of the Company, which shall include a review of the Company's operating plans and forecasts and such other matters as shall be reasonably specified in advance by a majority of the members of the Investor Committee.

        4.08 COMPENSATION COMMITTEE. So long as the Company has not consummated an initial public offering in accordance with Section 7.01 hereof, the Company shall have a Compensation Committee consisting of five (5) members, three (3) of which shall be appointed by holders of a majority in interest of the Class B Founder Units, one (1) of which shall be, so long as he is an Officer of the Company, Jamie Kellner, and one (1) of which shall be an Outside Advisor. Any actions by the Compensation Committee shall require the affirmative vote of three (3) of the five (5) members of the Compensation Committee. The Compensation Committee is hereby given the exclusive power and authority to determine annually the appropriate annual compensation for each of the Officers holding Senior Executive Offices of the Company (subject to the terms of the Employment Agreements) and the terms upon which any Management Carry Units repurchased under Section 4.09 are reissued and, in connection with any such reissuance, the Compensation Committee will consider whether to reissue all or a portion of such Management Carry Units to an Officer replacing a terminated Officer who held a Senior Executive Office, or, if such a replacement Officer has not been hired after a six-
month period following the termination of the Officer from whom Management Carry Units were repurchased, whether to reissue all or a portion of such Management Carry Units to one or more existing Management Members taking into account existing facts and circumstances, although the Compensation Committee shall be under no obligation to do so. The power and authority of the Compensation Committee shall include, without limitation, the right to reduce the annual compensation and/or operating responsibilities for each of the Officers of the Company holding a Senior Executive Office so that for the twelve month period commencing on June 30, 1998 and each twelve consecutive month period thereafter, the Company's corporate overhead does not exceed $375,000 if the Company has not acquired at least two (2) or more television broadcast stations; PROVIDED, HOWEVER, that, as a condition of each of the next two television station acquisitions after the date hereof, the Compensation Committee and the Management Members shall agree upon an increased corporate overhead limit; AND PROVIDED, FURTHER, that if from the date hereof the Company has acquired and/or has applications pending which are substantially complete and do not request material waivers of any FCC rule, regulation or policy, before the FCC with respect to an aggregate of at least four (4) television stations by June 30, 1998 there shall not be any corporate overhead limitation hereunder. Each of the Management Members acknowledges and agrees that the foregoing provisions supersede any terms of their Employment Agreements or Consulting Agreement to the contrary. The Compensation Committee shall also consider the implementation of, and have the sole authority to implement, long-term incentive compensation plans for the Company's general managers and other employees. Notwithstanding the foregoing, all cash compensation decisions with respect to general managers and all other staff who are not Management Members shall be made by the Officers holding Senior Executive Offices from time to time.

        4.09   VESTING, REPURCHASE AND FORFEITURE OF MANAGEMENT UNITS.

        (a) VESTING OF MANAGEMENT CARRY UNITS. For purposes of this Section 4.09, none of the Management Carry Units issued on the date hereof shall be vested for purposes of determining Vested Carry Equity (as defined below) and 10% of such Units shall vest for such purpose on December 31, 1997, and on each June 30th and December 31st thereafter so long as the holder of such Management Carry Units continues to hold a Senior Executive Office of the Company on such date; PROVIDED, HOWEVER, that in the event of (i) a sale of all or substantially all of the assets or Membership Units of the Company, (ii) a merger or consolidation of the Company with or into another entity where the equity holders of the Company immediately prior to such consolidation or merger
(determined on an as converted basis) would not, immediately after the consolidation or merger, own (A) forty percent (40%) or more of the equity of the surviving entity (determined on an as converted basis), or (B) fifty percent (50%) or more of the equity of the surviving entity (determined on an as converted basis) and, in connection with such merger or consolidation described in this sub-clause (B), the holders of Investor Units and Debentures convertible into Investor Units receive cash proceeds equal to or in excess of the sum of unpaid Priority Capital Distribution then due on the Investor Units they hold or are entitled to acquire, through the date of such merger or consolidation, or
(iii) an initial public offering of the Common Stock of the Company in accordance with Section 7.01 below, all of the unvested Management Carry Units shall accelerate and be fully vested; and, PROVIDED, FURTHER, that if an Executive's employment is terminated because of his death or disability or by the Company without Cause prior to the full vesting of his Management Carry Units, then such Executive's Management Carry Units shall vest ratably to the date of such termination over the five year vesting period on a per diem basis. The vesting schedule for any Management Carry Units issued to an Officer or agent of the Company subsequent to the date hereof shall be determined by the Compensation Committee. A holder's vested Management Carry Units are hereinafter referred to as "Vested Carry Units."

               (b) REPURCHASE AND FORFEITURE OF MANAGEMENT UNITS. In the event that the employment of any holder of Management Carry Units (an "Executive") is terminated for any of the following reasons, such Executive's Management Capital Units and Management Carry Units shall be subject to the following applicable provisions:

                      (i) if the Executive's employment is terminated because of his death or Disability, then (x) the Company shall purchase all of the Management Capital Units held by such Executive for a purchase price, payable in cash or by a Repurchase Note in principal amount equal to the Fair Market Value of such Management Capital Units, and (y) the Company shall repurchase all of the Management Carry Units held by such Executive in exchange for Terminated Management Units having a then current value, determined using the Percentage Determination Process, equal to the value of such Executive's Vested Carry Units (the "Vested Carry Equity Value");

                      (ii) if the Executive's employment is terminated by the Company at a time when a Sales Event has occurred and is continuing, then (x) the Company shall have the option, but not the obligation, to purchase all of the Management Capital Units held by such Executive for a purchase price, payable in cash or by a Repurchase Note in principal amount equal to the lesser of (1) the Fair Market Value of such Management Capital Units and (2) the Capital Contributions in respect of such Management Capital Units together with a ten percent (10%) per annum return thereon, and (y) the Company shall repurchase all of the Management Carry Units held by such Executive in exchange for Terminated Management Units having a then current value, determined using the Percentage Determination Process, equal to such Executive's Vested Carry Equity Value;

                    (iii) if the Executive's employment is terminated by the Company for Cause, then (x) the Company shall have the option , but not the obligation, to purchase all of the Management Capital Units held by such Executive for a purchase price, payable in cash or by a Repurchase
        Note in principal amount, equal to the lesser of (1) the Fair Market Value of such Management Capital Units and (2) the Capital Contributions in respect of such Management Capital Units, and (y) such Executive shall forfeit all of his Management Carry Units (whether vested or unvested) without the payment of any consideration or the taking of any further action by the Company;

                      (iv) if the Executive's employment is terminated by his resignation prior to July 1, 2000 and at a time when no Sales Event has occurred and is continuing, then (x) the Company shall have the option, but not the obligation, to repurchase all of the Management Capital Units held by such Executive for a purchase price, payable in cash or by a Repurchase Note in principal amount equal to the lesser of (1) the Fair Market Value of such Management Capital Units and (2) the Capital Contributions in respect of such Management Capital Units together with a ten percent (10%) per annum return thereon, and (y) such Executive shall forfeit all of his Management Carry Units (whether vested or unvested) without the payment of any consideration or the taking of any further action by the Company;

                      (v) if the Executive's employment is terminated by his resignation after July 1, 2000 at a time when no Sales Event has occurred and is continuing, then (x) the Executive shall be entitled to retain all of his Management Capital Units, and (y) the Company shall repurchase all of the Management Carry Units held by such Executive in exchange for Terminated Management Units having a then current value, determined using the Percentage Determination Process, equal to such Executive's Vested Carry Equity Value; PROVIDED, HOWEVER, that the Vested Carry Units shall be deemed to represent 50% of such Executive's Management Carry Units for a resignation after June 30, 2001 but before June 30, 2002 and 100% of such Executive's Management Carry Units for a resignation after June 30, 2002; and

                      (vi) if the Executive's employment is terminated by the Company without Cause and prior to the holders of the Class B Founder Units having exercised control over the Board of Advisors pursuant to
        Section 3.03(c) hereof, then (x) the Executive shall be entitled to retain all of his Management Capital Units, and (y) the Company shall repurchase all of the Management Carry Units held by such Executive in exchange for Terminated Management Units having a then current value, determined using the Percentage Determination Process, equal to the value of such Executive's Vested Carry Equity Value.

             (c) VALUATION PROCESS. In connection with the repurchase of Management Capital Units or Management Carry Units hereunder, the Company and the terminated Executive shall in good faith seek to reach agreement as to the fair market value of the Company (the "Fair Market Value") and any such agreed upon value shall be the Fair Market Value of the Company for purposes of this
Section 4.09. If the terminated Executive and the Company are unable to reach agreement within a fifteen (15) day period, the Fair Market Value of the Company shall be determined by an appraisal process and the Company and the terminated Executive shall, within three (3) business days after the expiration of such 15-day period, each select an independent, non-affiliated investment banking or brokerage firm of recognized national standing and having not less than five (5) years of experience in business appraisals and valuations in the television broadcasting industry (each an "Independent Appraiser"). Within twenty (20) days after selection, each Independent Appraiser shall prepare and deliver to the Company and the terminated Executive an appraisal of the Fair

Market Value of the Company in accordance with the terms set forth below and, in the absence of manifest error or fraud and so long as the lower appraisal is no less than 90% of the higher appraisal, the two appraisals shall be averaged and the result of such appraisal shall be the Fair Market Value of the Company. If the lower appraisal is less than 90% of the higher appraisal, the Independent Appraisers shall, within three (3) business days thereafter choose a third Independent Appraiser who shall deliver its own appraisal of the Fair Market Value of the Company, within twenty (20) days thereafter. The two appraisals that are closest in value shall then be averaged and the result shall, in the absence of manifest error or fraud, be the Fair Market Value of the Company (unless the third appraisal is equal to the average of the first two appraisals, in which case it shall be the Fair Market Value of the Company). All appraisals hereunder will appraise the Fair Market Value of the Company (i) as a going concern and without regard to the lack of marketability or illiquidity of the Company's securities or other considerations relating to the nonpublic status of the Company's securities, (ii) on the basis of what a willing buyer, with recourse to any necessary financing, would pay to a willing seller who is under no compunction to sell, (iii) assuming a form of transaction which will maximize such value and (iv) taking into account the current and anticipated developments in the regulatory environment. The Company and the terminated Executive shall bear all costs of their respectively chosen Independent Appraisers and, in the event a third appraisal is conducted in accordance with the terms of this
Section 4.09, the costs of such third appraisal shall be shared equally by the Company and the terminated Executive. Once the Fair Market Value of the Company has been established in the foregoing process, the Chief Financial Officer for the Company or its independent public accountants shall determine the amounts that would be payable on the Management Capital Units and/or the Management
Carry Units being repurchased if the Company were to be liquidated in a hypothetical liquidation resulting in net proceeds equal to the Fair Market Value of the Company and such proceeds were used to satisfy any Indebtedness and other liabilities and obligations of the Company and applied as set forth in the distribution provisions under Section 5.04. The amounts that would be so payable in respect of any Management Capital Units and/or Management Carry Units shall be the "Fair Market Value" of the Management Capital Units and the "Vested Carry Equity Value" of the Vested Carry Units, respectively.

               (d) PERCENTAGE DETERMINATION PROCESS. In order to determine the number of Terminated Management Units issued and exchanged for any Management Carry Units repurchased hereunder, the Company shall use the following percentage determination process (the "Percentage Determination Process"). The Vested Carry Equity Value of the Management Carry Units to be repurchased shall be divided by the Fair Market Value of the Company as determined above. Using the resultant quotient (expressed as a percentage), the Company shall issue Terminated Management Units equal to such percentage expressed as a whole number. For example, if the Vested Carry Equity Value is $1.8 million and the Fair Market Value of the Company is $100 million, the resultant quotient is 1.8% and the Company shall issue 1.8 Terminated Management Units.

               (e) REPURCHASE CLOSINGS. Within the later to occur of (i) 60 days after the termination of an Executive's employment or (ii) the determination of the Fair Market Value or

Terminated Management Units to be paid in consideration for the Management Capital Units and/or Management Carry Units being repurchased, the Company shall hold a closing for such repurchase at its offices. At such closing, the Company shall pay the applicable consideration as set forth in this Section 4.09 and the Executive shall deliver any certificates or other evidence of the Membership Units being repurchased together with written representation that he is the sole record and beneficial owner of such Membership Units, free and clear of any liens, claims, encumbrances, restrictions or other adverse claims. Upon consummation of such closing, or, if the Executive does not comply with his obligations hereunder and at the option of the Company, upon tender by the Company of the consideration payable by it hereunder, the Executive shall cease to have any rights as a Member with respect to the Membership Units subject to repurchase. Any Management Carry Units either repurchased by the Company or forfeited by an Executive pursuant to this Section 4.09 shall hereinafter be referred to as the "Forfeited Carry Units."

               (f) REPURCHASE ACKNOWLEDGMENTS. Each Management Member hereby acknowledges that the Company is a privately-held entity and that from time to time the Company may receive indications of interest from third parties regarding possible acquisitions, joint ventures or additional types of financing, including a possible initial public offering, for the Company ("Financing Transactions"). Each Management Member further acknowledges that (x) the Company may internally consider Financing Transactions on an ongoing basis as part of its strategic planning process; and (y) the Company, subsequent to any repurchase, may enter into one or more Financing Transactions which could result in a valuation of the Management Capital Units and/or Management Carry Units repurchased from a terminated Executive which is higher or lower than the repurchase price paid by the Company for such Membership Units and that such terminated Executive will not participate in any such Financing Transaction (unless he holds other Membership Units at such time, in which case the terms of his participation will be as set forth in this Agreement), although there is no assurance that any such Financing Transaction will occur. Additionally, each Management Member acknowledges and agrees that (i) except for information necessary to conduct the appraisal process in accordance with Section 4.09(c) above which shall be provided by the Company, none of the other Members are under any obligation to provide him with any information regarding the Company, the then current or potential value of the Company's Membership Units or any possible Financing Transaction in connection with any repurchase of his Management Capital Units pursuant to this Section 4.09 and (ii) neither the existence or possibility of a Financing Transaction shall preclude the Company from exercising its rights under this Section 4.09 or give rise to any claim by the Management Member against the Company or any other Member as a result of such exercise.

        4.10 INFORMATION RIGHTS OF SELLER MEMBERS AND CLASS A FOUNDER MEMBERS. The Board of Advisors shall invite a representative of each Seller Member who has made Capital Contributions to the Company in excess of $4,000,000 and each Class A Founder Member to attend all meetings of the Board of Advisors, in a nonvoting observer capacity, and shall give such representatives copies of all notices, minutes, consents and other materials provided to the members of the Board of Advisors. Seller Members and Class A Founder Members entitled to information pursuant to this Section 4.10 may examine the books and records of the Company for a proper purpose in accordance with the Act and inspect its facilities and request information at reasonable times and intervals concerning the general status of the financial condition of the Company; PROVIDED, HOWEVER, that the Company need not provide Seller Members or Class A Founder Members with access to confidential proprietary information. The Seller Members and Class A Founder Members agree to keep confidential all financial, marketing and other information with respect to the Company.


             ARTICLE V - CAPITAL CONTRIBUTIONS; CAPITAL ACCOUNTS AND
                          ALLOCATIONS AND DISTRIBUTIONS

        5.01 CAPITAL CONTRIBUTIONS. Each Initial Member has made as of the date hereof the Capital Contribution to the Company specified on SCHEDULE A attached hereto. Each New Member shall make the Capital Contribution to the Company specified in such Member's Subscription Agreement as of the date of admission of such New Member as a Member of the Company. The Capital Contribution attributable to any Investor Units issued upon conversion of the Convertible Debt shall be the amount specified in the Investment Agreement. Except for Capital Contributions relating to Seller Units or as agreed to by the Board of Advisors with the prior written consent of holders of a majority in interest of the Class B Founder Units, all Capital Contributions shall be paid in cash, and unpaid Capital Contributions may not be compromised. Except as set forth herein, on SCHEDULE A or in a Member's Subscription Agreement, no Member or member of the Board of Advisors shall be entitled or required to make any Capital Contribution or loan or advance to the Company; PROVIDED, HOWEVER, that the Company may, subject to the other terms of this Agreement and the Investment Agreement, borrow from its Members as well as from banks or other lending institutions to finance its working capital or the acquisition of assets upon such terms and conditions as shall be approved by the Board of Advisors, and any such loans by Members shall not be considered Capital Contributions or reflected in their Capital Accounts. The agreed value of all non-cash Capital Contributions made by Members shall be set forth on SCHEDULE A or in such Member's Subscription Agreement. No Member shall be entitled to any interest or compensation with respect to its Capital Contributions or any services rendered on behalf of the Company except as specifically provided in this Agreement or the Employment Agreements. No Member shall have any liability for the repayment of the Capital Contributions of any other Member and shall look only to the assets to the Company for return of its Capital Contributions.

        5.02   CAPITAL ACCOUNTS AND ALLOCATIONS.

               (a) CAPITAL ACCOUNTS. A separate capital account (a "Capital Account") shall be established and maintained for each Member, which shall initially be equal to the Capital Contribution of such Member as set forth on SCHEDULE A hereto. Such Capital Accounts shall be maintained in accordance with
Section 1.704-1(b)(2)(iv) of the Treasury Regulations, and this Section 5.02 shall be interpreted and applied in a manner consistent with said Section of the Treasury Regulations. The Capital Accounts shall be maintained for the sole purpose of allocating items of income, gain, loss and deduction among the Members and shall have no effect on the amount of any distributions to any Members in liquidation or otherwise. The amount of all distributions to Members shall be determined pursuant to Sections 5.03, 5.04 and 5.05.

               (b) ALLOCATION OF PROFITS AND LOSSES. All items of income, gain, loss and deduction as determined for book purposes shall be allocated among the Members and credited or debited to their respective Capital Accounts in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv), so as to ensure to the maximum extent possible (i) that such allocations satisfy the economic effect equivalence test of Treasury Regulations Section 1.704-1(b)(2)(ii)(i) (as provided hereinafter) and (ii) that all allocations of items that cannot have economic effect (including credits and nonrecourse deductions) are allocated to the Members in proportion to their membership interests unless otherwise required by Code Section 704(b) and the Treasury Regulations promulgated thereunder. To the extent possible, items that can have economic effect shall be allocated in such a manner that the balance of each Member's Capital Account at the end of any fiscal year (increased by such Member's "share of partnership minimum gain" as defined in Treasury Regulations Section 1.704-2) would be positive to the extent of the amount of cash that such Member would receive (or would be negative to the extent of the amount of cash that such Member should be required to contribute to the Company) if the Company sold all of its property for an amount of cash equal to the book value (as determined pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)) of such property (reduced, but not below zero, by the amount of nonrecourse debt to which such property is subject) and all of the cash of the Company remaining after payment of all liabilities (other than nonrecourse liabilities) of the Company were distributed in liquidation immediately following the end of such fiscal year in accordance with Section 5.03. Except to the extent otherwise required by the Code, the "traditional method" provided for in Treasury Regulations Section 1.704-3(b) shall apply to all tax allocations governed by Code Section 704(c) and all "reverse Section 704(c) allocations."

               (c) OTHER ALLOCATIONS. The Board of Advisors may adjust the Capital Accounts of its Members to reflect revaluations of the Company property whenever the adjustment would be permitted under Treasury Regulations Section 1.704-1(b)(2)(iv)(f). In the event that the Capital Accounts of the Members are so adjusted, (i) the Capital Accounts of the Members shall be adjusted in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(g) for allocations of depreciation, depletion, amortization and gain or loss, as computed for book purposes, with respect to such property and (ii) the Members' distributive shares of depreciation, depletion, amortization and gain or loss, as computed for tax purposes, with respect to such property shall be determined so as to take account of the variation between the adjusted tax basis and book value of such property in the same manner as under Section 704(c) of the Code. In the event that Code Section 704(c) applies to Company property, the Capital Accounts of the Members shall be adjusted in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(g) for allocations of depreciation, depletion, amortization and gain and loss, as computed for book purposes, with respect to such property. In applying clause (ii) of the second preceding sentence and all of the preceding sentence, the provisions of Code Section 704(b) shall apply.

        5.03 DISTRIBUTIONS. Subject to (i) the terms of the Act, (ii) any agreements the Company has with respect to Indebtedness for money borrowed, and
(iii) except in the case of distributions pursuant to subsection (a) below, the prior written consent of holders of a majority in interest of the Class B Founder Units, all funds of the Company which are available for distribution (as determined by the Board of Advisors in its discretion) shall be distributed as follows:

               (a) FIRST, there shall be distributed to each Member an amount (the "Tax Distributions") equal to the sum of (A) the product of (i) the Tax Rate and (ii) the difference between (x) the amount of such Member's Taxable Income with respect to such taxable year and (y) the cumulative amount of such Member's Taxable Loss, if any, from all prior taxable years, but only to the extent such Taxable Loss on a cumulative basis exceeds Taxable Income for all prior taxable years on a cumulative basis, within one hundred and twenty (120) days after the end of each taxable year, and (B) all taxes, interest and penalties thereon resulting from any audit of such Member (or the Company) with respect to a prior taxable year and paid or payable by such Member during the most recent taxable year, as and to the extent that such amounts are attributable to the Member being allocated more Taxable Income than was previously reported to such Member by the Company as a result of any position taken by the Company in determining and reporting its Taxable Income for the year in question, within thirty (30) days of the final determination of any such audit, PROVIDED, HOWEVER, that any Tax Distribution distributed to a Member (other than distributions made with respect to interest or penalties as a result of an audit as referred to above) shall reduce the distributions that such Member would otherwise be entitled to under Sections 5.03(b)-(h); and PROVIDED FURTHER that the Company shall not be obligated to make distributions under clause (B) above on account of any audit of a Member unless the Tax Matters Partner shall have been allowed to participate in such audit (solely with respect to reporting made by the Company) and no settlement is entered into which would result in the Company being determined to have a greater amount of Taxable Income than it previously reported without the prior written consent of the Tax Matters Partner.

               (b) SECOND, pro rata to all Members in accordance with their respective Capital Contributions, until the aggregate distributions under this clause (b) equal the total Capital Contributions of all Members plus an amount sufficient to provide a per annum return thereon, compounded annually, of ten percent (10%) or, with respect to any Investor Units issued upon conversion of any Convertible Debt, the excess of nine percent (9%) during the period from the issuance of such Convertible Debt through the conversion thereof less any interest actually paid on the Debentures and ten percent (10%) thereafter (the "Priority Capital Distribution");

               (c) THIRD, if there are any Terminated Management Units, an amount shall be distributed, pro rata among the holders of Terminated Management Units, which is equal to the product of (i) a fraction, the numerator of which shall be the aggregate number of Terminated Management Units and the denominator of which shall be 100 less the aggregate number of Terminated Management Units (the "Terminated Management Percentage") and (ii) the aggregate Priority Capital Distribution;

               (d) FOURTH, amounts shall be distributed (i) ninety percent (90%) pro rata among the holders of Non-Carry Units in accordance with their respective Non-Carry Distribution Percentage and (ii) ten percent (10%) pro rata among the holders of Management Carry Units up to their aggregate Carry Distribution Percentage of such amount and the remainder of such amount, if any, to be distributed as provided in the last paragraph of this Section 5.03 below, until the aggregate distributions received by the holders of Investor Units (other than distributions reallocated to such holders under the last paragraph of this Section 5.03) equals twice the amount of their aggregate Capital Contributions;

               (e) FIFTH, amounts shall be distributed (i) eighty-five percent (85%) pro rata among the holders of the Non-Carry Units in accordance with their respective Non-Carry Distribution Percentage and (ii) fifteen percent (15%) pro rata among holders of Management Carry Units up to their aggregate Carry Distribution Percentage of such amount and the remainder of such amount, if any, to be distributed as provided in the last paragraph of this Section 5.03 below, until the aggregate distributions received by the holders of Investor Units (other than distributions reallocated to such holders under the last paragraph of this Section 5.03) equals 2.75 times the amount of their aggregate Capital Contributions;

               (f) SIXTH, amounts shall be distributed (i) eighty percent (80%) pro rata among the holders of the Non-Carry Units in accordance with their respective Non-Carry Distribution Percentage and (ii) twenty percent (20%) pro rata among the holders of Management Carry Units up to their aggregate Carry Distribution Percentage of such amount and the remainder of such amount, if any, to be distributed as provided in the last paragraph of this Section 5.03 below, until the aggregate distributions received by the holders of Investor Units (other than distributions reallocated to such holders under the last paragraph of this Section 5.03) equals 3.5 times the amount of their aggregate Capital Contributions;

               (g) SEVENTH, amounts shall be distributed (i) seventy percent (70%) pro rata among the holders of the Non-Carry Units in accordance with their respective Non-Carry Distribution Percentage and (ii) thirty percent (30%) pro rata among the holders of Management Carry Units up to their aggregate Carry Distribution Percentage of such amount and the remainder of such amount, if any, to be distributed as provided in the last paragraph of this Section 5.03 below, until the aggregate distributions received by the holders of Investor Units (other than distributions reallocated to such holders under the last paragraph of this Section 5.03) equals 6.0 times the amount of their aggregate Capital Contributions; PROVIDED, HOWEVER, that if the Company has achieved one hundred and sixteen and sixty-seven one hundredths percent (116.67%) of the EBITDA levels for calendar year 2001 set forth in the Investment Agreement at that time, then distributions shall be made in accordance with the percentages set forth in this clause (g) only until the aggregate distributions received by the holders of Investor Units (other than Tax Distributions and distributions reallocated to such holders under the last paragraph of this Section 5.03) equals 5.5 times the amount of their aggregate Capital Contributions; and

               (h) THEREAFTER, amounts shall be distributed (i) fifty percent (50%) pro rata among the holders of the Non-Carry Units in accordance with their respective Non-Carry Distribution Percentage and (ii) fifty percent (50%) pro rata among the holders of Management Carry Units up to their aggregate Carry Distribution Percentage of such amount and the remainder of such amount, if any, to be distributed as provided in the last paragraph of this Section 5.03 below.

        Notwithstanding anything in the foregoing, if there are any Terminated Management Units outstanding: (x) a portion of all distributions which would otherwise be made under each of clauses (d) through (h) equal to the Terminated Management Percentage shall be distributed pro rata to the holders of Terminated Management Units and the percentages of the other distributions to be made under such clauses to the holders of the Non-Carry Units and the Management Carry Units shall be proportionally reduced; and (y) the amounts that were otherwise distributable to the Forfeited Carry Units (to the extent not reissued) and unvested Management Carry Units shall be allocated to the holders of Non-Carry Units pro rata in accordance with their respective Non-Carry Distribution Percentage. In addition, and notwithstanding anything in the foregoing, if the Company has repurchased any Management Capital Units, any amounts distributable to the holders of Management Capital Units under clause (b) or clauses (d) through (h) above shall, to the extent not used to satisfy obligations of any outstanding Repurchase Notes, be allocated to the other holders of Non-Carry Units entitled to receive distributions under such clause in proportion to their respective Non-Carry Distribution Percentage. [See EXHIBIT A hereto for examples of the operation of these provisions.]

        5.04 DISTRIBUTIONS UPON DISSOLUTION. Proceeds from a sale of all or substantially all of the assets of the Company and amounts available upon dissolution, after payment of, or adequate provision for, the debts and obligations of the Company, including the expenses of its liquidation and dissolution, shall be distributed and applied in the following priorities:

               (a) FIRST, to fund reserves as deemed reasonably necessary by the Board of Advisors or the Liquidating Trustee for any contingent, conditional or unmatured liabilities or other obligations of the Company, which such reserves
(i) may be paid to a bank (or other third party), to be held in escrow for the purpose of paying any such contingent, conditional or unmatured liabilities or other obligations, and (ii) shall at the expiration of such period(s) as the Board of Advisors or Liquidating Trustee may reasonably deem advisable, shall be distributed to the Members in accordance with Section 5.03; and

               (b)    SECOND, in accordance with Section 5.03.

        If any assets of the Company are to be distributed in kind in connection with such liquidation, such assets shall be distributed on the basis of their fair market value net of any liabilities encumbering such assets and, to the greatest extent possible, shall be distributed pro-rata in accordance with the total amounts to be distributed to each Member. Solely for purposes of Section
5.02 and immediately prior to the effectiveness of any such distribution-in-kind, each item of gain and loss that would have been recognized by the Company had the property being distributed been sold at fair market value shall be determined and allocated to those persons who were Members immediately prior to the effectiveness of such distribution in accordance with Section 5.02.

        5.05  DISTRIBUTION  UPON WITHDRAWAL.  No Member shall be entitled to any
distribution  or  payment  with  respect  to  its  Membership   Units  upon  the
resignation or withdrawal of such Member.

        5.06 TAX MATTERS PARTNER. The Board of Advisors, with the prior written consent of holders of a majority in interest of the Class B Founder Units, may designate any Member, including any member of the Board of Advisors or an Affiliate of any member of the Board of Advisors, as the initial "Tax Matters Partner" of the Company for purposes of Section 6231(a)(7) of the Code, and such Tax Matters Partner shall have the power to manage and control, on behalf of the Company, any administrative proceeding at the Company level with the Internal Revenue Service relating to the determination of any item of Company income, gain, loss, deduction or credit for federal income tax purposes. The Board of Advisors, with the prior written consent of holders of a majority in interest of the Class B Founder Units, may at any time hereafter designate a new Tax Matters Partner; PROVIDED, HOWEVER, that only a Member may be designated as the Tax Matters Partner of the Company.


               (a) PARTNERSHIP STATUS. The Company will elect to be treated as a partnership for purposes of federal and state income tax, and each Member covenants that it will make no election, declaration or statement on or in any tax return, tax filing, or any book or record maintained by it which is inconsistent with or detrimental to the Company's ongoing maintenance of partnership tax status.

               (b) INCOME TAX COMPLIANCE. The Tax Matters Partner shall prepare or cause to be prepared and filed on behalf of the Company, when and as required by applicable law, all federal, state and local income tax information returns or requests for extensions thereof. Not less than thirty (30) days prior to the due date (including extensions) for any return (but not later than August 15 of each year), the Tax Matters Partner shall submit to each Member a copy of the return as proposed for review and a schedule showing the Member's allocable share of the Company's tax attributes ("Tax Attributes") sufficient to allow such Member to include such Tax Attributes in its federal income tax return. Each Member shall provide to the Tax Matters Partner, when and as requested, all information concerning the affairs of such Member as may be reasonably required to permit the filing of such returns.

               (c) TAX ELECTIONS. The Tax Matters Partner shall make the following tax elections on behalf of the Company:

                      (i) Unless required to adopt a different taxable year pursuant to section 706(b) of the Code, adopt the calendar year as the annual accounting period;

                      (ii)   Adopt the accrual method of accounting;

                      (iii) Deduct interest expense and taxes attributable to the construction or installation of real and personal property improvements to the fullest extent permitted by the Code;

                      (iv) Compute the allowance for depreciation under the most accelerated tax depreciation method and using the shortest life and lowest salvage value authorized by applicable law, consistent with the election provided for in the following clause, with respect to all depreciable assets;

                      (v) If allowed by the Code, and to the maximum extent allowable, elect to take available investment tax credit on the full basis of each asset; and

                      (vi) Make such other elections as the Tax Matters Partner shall have been directed in writing by the Board of Advisors to make. The requirement to make any of the elections set forth above is predicated upon the assumption that current federal income tax law will continue in force. If any legislative change is made in the Code or any other tax statutes or by the IRS in regulations and other pronouncements or by the courts in case law affecting any of such elections so as to materially alter the economic result of the required election, the Tax Matters Partner shall make such election in respect of the item so affected as directed by the Board; PROVIDED, HOWEVER, that such election shall be made in a manner consistent with the best interests of the Members as a group.

               (d) CODE SECTION 754 ELECTION. In connection with any transfer or assignment of any Membership Units, or any distribution with respect to which a Member recognizes gain under Code section 731(a), the Board of Advisors shall, upon the written request of any Member, cause the Company to file an election under Code section 754 and the Treasury Regulations thereunder to adjust the basis of the Company assets under Code section 734(b) or 743(b) and a corresponding election under the applicable sections of state and local law.

                       ARTICLE VI - TRANSFERS OF INTERESTS

        6.01 RESTRICTIONS ON TRANSFERS. No Membership Units of the Company may be Transferred, nor may any Member offer to Transfer, and no Transfer by a Member shall be binding upon the Company or any Member unless such Transfer complies with the provisions of this Article VI and the Company receives an executed copy of the documents effecting such Transfer.

               (a) GENERAL RESTRICTION. No Transfer shall be permitted if such Transfer would (i) violate the registration provisions of the Securities Act or the securities laws of any applicable jurisdiction, (ii) cause the Company to become subject to regulation as an "investment company" under the Investment Company Act, and the rules and regulations promulgated thereunder, (iii) result in the termination of any material contract to which the Company is a party and which is material, or (iv) result in the treatment of the Company as an association taxable as a corporation or as a "publicly traded partnership" for federal income tax purposes. The Board of Advisors may require reasonable evidence as to the foregoing, including, without limitation, a favorable opinion of counsel.

               (b) ADDITIONAL RESTRICTIONS. In addition to the foregoing, except as provided in Section 6.04(c) below, Management Carry Units and Terminated Management Units may not be Transferred, and Transfers of Investor Units, Management Capital Units, Seller Units and Founder Units may only be effected in accordance with Sections 6.04, 6.05 and 6.06 below.

        6.02 SUBSTITUTE MEMBERS. If a Transferee of Membership Units does not become (and until any such Transferee becomes) a substitute Member in accordance with the provisions of Section 6.01 hereof, such Person shall not be entitled to exercise or receive any of the rights, powers or benefits of a Member other than the right to receive distributions which the assigning Member has Transferred to such Person. The Company may admit as a substitute Member any Person that acquires Membership Units by Transfer from any Member pursuant to Section 6.01 hereof, but only upon the receipt of an executed instrument satisfactory to the Board of Advisors whereby such assignee becomes a party to this Agreement as a Member.

        6.03 ALLOCATION OF DISTRIBUTIONS BETWEEN ASSIGNOR AND ASSIGNEE. Upon the Transfer of Membership Units pursuant to this Article and unless the assignor and assignee otherwise agree and so direct the Company in a written statement signed by both the assignor and assignee (a) distributions pursuant to Article V shall be made to the Person owning such Membership Units at the date of distribution and (b) the assignee shall succeed to a pro-rata (based on the percentage of such assignor's Membership Units Transferred) portion of the assignor's Capital Account with respect to such Membership Units.

        6.04 PERMITTED TRANSFERS. Subject to the provisions of Sections 6.01(a) and 6.02:

               (a)    TRANSFERS  TO  RELATED  PERSONS.   Holders  of  Management
Capital  Units,  Seller  Units  and  Founder  Units may Transfer such Membership
Units: (i) to such Member's spouse, parents, brothers, sisters, children (natural or adopted), stepchildren or grandchildren or to any trust of which he is the settlor or a trustee for the exclusive benefit of any of them; or

(ii) upon such Member's death to such Member's estate, executors, administrators and personal representatives and then to such Member's heirs, legatees or distributees.

               (b) TRANSFERS TO AFFILIATES. Holders of Investor Units, Seller Units and Class B Founder Units may Transfer such Investor Units and Class B Founder Units to any other Investor Member, Seller Member or Class B Founder Member or to a partner or Affiliate of such Investor Member, Seller Member or Class B Founder Member or to any other investment fund or other entity for which such Investor Member and/or one or more partners or Affiliates thereof, directly or indirectly through one or more intermediaries, serve as general partner or manager or in a like capacity.

               (c) TRANSFERS DUE TO REGULATORY PROBLEMS. In the event that BancBoston Ventures Inc. ("BancBoston") reasonably determines that it has a Regulatory Problem (as defined below), BancBoston shall have the right to (i) Transfer its Investor Units and Class B Founder Units to a non-Affiliate of the Company and the other Investor Members, or (ii) exchange its Investor Units and Class B Founder Units for non-voting membership interests in the Company with the same economic rights, and the Company shall take all such actions as are reasonably requested by BancBoston in order to (A) effectuate and facilitate any such Transfer or (B) permit BancBoston to exchange all or any portion of its Investor Units and Class B Founder Units on a unit-for-unit basis for non-voting membership interests of the Company, which non-voting membership interests shall be identical in all respects to the Investor Units and Class B Founder Units exchanged for it, except that such exchanged membership interests shall be non-voting and shall be convertible into voting membership interests on such terms as are reasonably requested by BancBoston, in light of regulatory considerations then prevailing and such terms that do not alter the economic interests of the parties hereto. For purposes of this Agreement, a "Regulatory Problem" means any set of facts or circumstances wherein it has been asserted by any governmental authority, including by the United States Small Business Administration (the "SBA"), and any successor agency satisfactory to the Company performing the functions thereof (or, based on written advice of counsel satisfactory to the Company, BancBoston reasonably believes that there is a substantial risk of such assertion), that, pursuant to the Small Business Act of 1958, as amended, and the regulations issued by the SBA thereunder, codified at Title 13 of the Code of Federal Regulations, Parts 107 and 121 (the "SBIC Regulations"), or pursuant to the Bank Holding Company Act, as amended, and the regulations issued thereunder, BancBoston is not entitled to hold all or a portion of the Investor Units or Class B Founder Units held by it.

               (d) GENERAL.  Any Membership Units Transferred under this Section
6.04 shall remain subject to the provisions of this Agreement and the transferee shall have entered into an enforceable written agreement providing that all Membership Units so Transferred shall continue to be subject to all provisions of this Agreement as if such Membership Units were still held by the transferring Member, and PROVIDED FURTHER that such permitted transferee shall not be permitted to make any further Transfer without complying with the provisions of this Agreement. Anything to the contrary in this Agreement notwithstanding, transferees permitted by this Section 6.04 shall take any Membership Units so Transferred subject to all obligations under this Agreement as if such Membership Units were still held by the transferring Member whether or not they so expressly agree.

        6.05   RIGHT OF FIRST OFFER.

               (a) Except as provided in Section 6.04 above, Non-Carry Units may only be Transferred by the holder thereof (the "Transferring Member") if such Transferring Member first offers the right to purchase such Membership Units to the other Members and the Lenders; PROVIDED, HOWEVER, that Investor Units may be Transferred by Investor Members without compliance with this Section 6.05 so long as such Transfers are consummated in accordance with the terms of the Investment Agreement and Section 6.06 below. The Transferring Member shall give written notice to the other Members and the Lenders stating its intent to Transfer such Transferring Member's Membership Units (the "Offer Notice"). Any Member or Lender desiring to purchase such Membership Units (a "Proposed Transferee") shall give written notice, within thirty (30) calendar days from the date the Offer Notice was sent to such Proposed Transferee, to the Transferring Member stating the price and terms of the Proposed Transferee's offer and any other relevant material information regarding the proposed Transfer. The Members and/or Lenders may purchase any or all of the offered Membership Units. The Members and/or Lenders electing to purchase shall have the right to purchase in proportion to their relative Capital Contributions (determined for the Lenders on an as converted basis of its Convertible Debt), or in such other manner as they may agree to. The closing of the purchase of the Membership Units pursuant hereto shall take place on a date not less than ten
(10) days nor more than thirty (30) days after expiration of the thirty-day period following the Offer Notice.

               (b) If the Transferring Member can obtain more favorable terms and conditions for the sale of its Membership Units, the Transferring Member may sell such Membership Units upon such more favorable terms and conditions, provided that such sale is concluded within 120 days after the date of the Offer Notice and the transferee complies with all of the provisions of this Article VI, including Section 6.06 below.

        6.06 CO-SALE OPTION. In the event (i) that the Right of First Offer set forth in Section 6.05 above is not exercised or is not accepted with respect to all of the Membership Units proposed to be sold pursuant to the Offer Notice, and the Transferring Member receives a bona fide third party offer from a third-party offeror or (ii) that a Right of First Offer set forth in Section 12.2(b) of the Investment Agreement is not exercised or is not accepted with respect to all of the Offered Securities (as defined in the Investment Agreement) proposed to be sold pursuant to the Offer Notice (as defined in the Investment Agreement) and the Transferor (as defined in the Investment Agreement) receives a bona fide offer from an unaffiliated third party that is an institutional investor reasonably acceptable to the Board of Advisors (each a "Third Party Offer" with the third party offeror(s) referred to as the "Third Party Offeror"), such Transferring Member or Investors and Lenders (the "Transferors") may Transfer such Membership Units only pursuant to and in accordance with the following provisions of this Section 6.06.

               (a) The Members (other than the Transferors) and the Lenders shall have the right to participate in the Third-Party Offer on the terms and conditions herein stated (the "Co-Sale Option"), except that such Members and the Lenders may sell their respective Membership Units (assuming the Lenders convert their Convertible Debt into Investor Units immediately prior to consummation of the sale hereunder) to the Third-Party Offeror instead of the type of Membership Units being purchased from the Transferors, if different, and such Third Party-Offeror shall be obligated to purchase such respective Membership Units with appropriate adjustments to the purchase price to reflect the difference in the distribution rights attributable to such Membership Units being transferred. The Co-Sale Option shall be exercisable upon written notice to the Transferors sent within ten (10) days after delivery to the Members and the Lenders of notice of the Third-Party Offer.

               (b) Each of the Members (other than the Transferors) and the Lenders (each a "Selling Member") shall have the right to sell a portion of its respective Membership Units (assuming the Lenders convert their Convertible Debt into Investor Units immediately prior to consummation of the sale hereunder) pursuant to the Third-Party Offer which is equal to or less than the number of Membership Units determined by multiplying (i) the total number of Membership Units subject to the Third-Party Offer by (ii) a fraction, the numerator of which is the total amount of such Selling Member's Capital Contribution to the Company on the date of the Third-Party Offer and the denominator of which is the total amount of all Capital Contributions to the Company on the date of the Third-Party Offer. To the extent one or more Members or Lenders elect not to sell, or fail to exercise their right to sell, the full number of such Membership Units which they are entitled to sell pursuant to this Section 6.06, the other Members' and Lenders' rights to sell Membership Units shall be increased proportionately and the other Members and Lenders shall have an additional five (5) days from the date upon which they are notified of such election or failure to exercise in which to increase the number of Membership Units to be sold by them hereunder.

               (c) Within ten (10) days after the date by which the Members and Lenders were first required to notify the Transferors of their intent to exercise the Co-Sale Option, the Transferors shall notify each Selling Member of the number of Membership Units held by such Selling Member that will be included in the sale and the date on which the Third-Party Offer will be consummated, which shall be no later than the later of (i) thirty (30) days after the date by which the Selling Members were required to notify the Transferors of their intent to participate and (ii) the satisfaction of any governmental approval or filing requirements, if any.

               (d) Each of the Selling Members may effect its participation in any Third- Party Offer hereunder by delivery to the Third-Party Offeror, or to the Transferors for delivery to the Third-Party Offeror, of one or more instruments or certificates, properly endorsed for transfer, representing the Membership Units it elects to sell therein. At the time of consummation of the Third-Party Offer, the Third-Party Offeror shall remit directly to each Selling Member that portion of the sale proceeds to which each Selling Member is entitled by reason of its participation therein.

               (e) In the event that the Third-Party Offer is not consummated within the period required by subsection (c) hereof or the Third-Party Offeror fails to timely remit to each Selling Member its portion of the sale proceeds, the Third-Party Offer shall be deemed to lapse, and any Transfers of Membership Units pursuant to such Third-Party Offer shall be deemed to be in violation of the provisions of this Agreement unless the Transferors once again complies with the provisions of Section 6.05 and this Section 6.06 with respect to such Third-Party Offer.

        6.07   DRAG-ALONG OBLIGATIONS.

               (a) Notwithstanding the foregoing, in the event that all or substantially all of the Membership Units or assets of the Company are being sold (in accordance with Section 3.03(c)) to a third-party (in each case, the "Buyer") in a bona fide negotiated transaction (a "Sale"), each of the Members shall be obligated to: (x) Transfer or cause to be Transferred to the Buyer, a proportionate percentage of such Member's Membership Units on substantially the same terms applicable to all of the Members and the Lenders, with each Member receiving an amount equal to the distribution it would be entitled to upon a dissolution of the Company; and/or (y) execute and deliver such instruments of conveyance and transfer and take such other action, including voting in favor of any Sale proposed by the Investor Members and the Lenders and executing any purchase agreements, indemnity agreements, escrow agreements or related documents, as the Investor Members and the Lenders or the Buyer may reasonably require in order to carry out the terms and provisions of this Section 6.07.

                    (b) Not less than thirty (30) days prior to the date proposed for the closing of any Sale, the Company shall give written notice to each of the Members and the Lenders, setting forth in reasonable detail the name or names of the Buyer, the terms and conditions of the Sale, including the purchase price, the percentage of Membership Units or Convertible Debt held by the Members and Lenders (determined on an as converted basis) proposed to be sold and the proposed closing date. In furtherance of the provisions of this
Section 6.07, each of the Members hereby (i) irrevocably appoints each of the Investor Members and the Lenders as its agents and attorney-in-fact (each, an "Agent") (each with full power of substitution) to execute all agreements, instruments and certificates and take all actions necessary or desirable to effectuate any Sale hereunder; and (ii) grants to the Agent a proxy (which shall be deemed to be coupled with an interest and to be irrevocable) to vote the Membership Units held by such Member and exercise any consent rights applicable thereto in favor of any Sale hereunder; PROVIDED, HOWEVER, that the Agent shall not exercise such powers-of-attorney or proxies with respect to any Member unless such Member is in breach of its obligations under this Section 6.07.

              ARTICLE VII - CONVERSION, EXCHANGE AND REDEMPTION OF
                                MEMBERSHIP UNITS

        7.01 CONVERSION UPON INITIAL PUBLIC OFFERING. Upon the reorganization of the Company into a corporation (the "Successor") in connection with an underwritten initial public offering of the common stock (the "Common Stock") of such Successor, the terms of which have been otherwise consented to by holders of 60% in interest of the Class B Founder Units, the Successor shall be organized with only one (1) class of Common Stock, which shall be voting stock holding all of the voting power for such Successor and the shares of such Common Stock shall be allocated among the Members (including holders of Terminated Management Units) and Lenders in exchange for their respective Membership Units and Convertible Debt (on an as converted basis) such that each Member or Lender, as the case may be, shall receive the number of shares of Common Stock determined by the following formula:

                                    N = T  x  D
                                             ---
                                              V

where "N" represents the number of shares of Common Stock to be issued to such Member or Lender; "T" represents the total number of shares of Common Stock to be issued to all Members and Lenders; "D" represents the dollar value of the distributions such Member or Lender would receive pursuant to Section 5.04 if the Company were liquidated immediately prior to the initial public offering and aggregate net proceeds equal to the pre-money equity valuation of the Company or the Successor established in the final prospectus for such initial public offering, which shall be the net price per share to the public after deducting any underwriting discounts or commissions multiplied by the aggregate number of shares that will be outstanding prior to the issuance to the public (determined on an as converted basis), were to be distributed to the Members and the Lenders after satisfaction of any Indebtedness and other liabilities and obligations of the Company; and "V" represents the pre-money equity valuation of the Company or the Successor established in the final prospectus for such initial public offering.

        7.02 REDEMPTION OF MEMBERSHIP UNITS. The Investor Units shall be subject to redemption, in whole but not in part, by the Company at the option of the holders of a majority in interest of the Investor Units at any time (i) after June 30, 2008 or (ii) upon any acceleration or pre-payment of all of the outstanding Convertible Debt. Each of the classes of Seller Units, Management Capital Units, Class A Founder Units and Class B Founder Units shall be subject to redemption, in whole but not in part, by the Company at the option of the holders of a majority in interest of the applicable class of Membership Units at any time upon the acceleration or pre-payment of the Convertible Debt. In the event of any partial payment of the Convertible Debt, the redemption right of the Members hereunder shall be limited to a similar percentage of the applicable Membership Units. The redemption price shall be equal to the greater of: (x) the respective Capital Contributions on the respective Membership Units then being redeemed, plus a ten percent (10%) per annum return thereon, compounded annually, and (y) the amount the respective Membership Unit would be entitled to receive in connection with a hypothetical liquidation or dissolution of the Company in accordance with Section 5.04 hereof at that time and shall be payable in full in cash.

                         ARTICLE VIII - INDEMNIFICATION

        8.01 RIGHT TO INDEMNIFICATION. Except as limited by law and subject to the provisions of this Article, the Company shall indemnify each Indemnified Party from and against any and all Losses in any way related to or arising out of this Agreement, the business of the Company or the action or inaction of such Person hereunder (including, without limitation, the actions or inactions of the members of the Board of Advisors and the other Indemnified Parties pursuant to
Article X hereof upon dissolution of the Company), which may be imposed on, incurred by or asserted at any time against any such Indemnified Party, except that no indemnification shall be provided for any Indemnified Party regarding any matter as to which it shall be finally determined that such Indemnified Party did not act in good faith and in the reasonable belief that its action was in the best interests of the Company, or with respect to a criminal matter, that it had reasonable cause to believe that its conduct was unlawful. Subject to the foregoing limitations, such indemnification may be provided by the Company with respect to Losses in connection with which it is claimed that such Indemnified Party received an improper personal benefit by reason of its position, regardless of whether the claim arises out of the Indemnified Party's service in such capacity, except for matters as to which it is finally determined that an improper personal benefit was received by such Indemnified Party. The indemnification contained in this Article VIII shall survive termination of this Agreement.

        8.02 AWARD OF INDEMNIFICATION. The determination of whether the Company is authorized to indemnify any Indemnified Party hereunder and any award of indemnification shall be made in each instance by the Board of Advisors; PROVIDED, HOWEVER, that as to any matter disposed of by a compromise payment, pursuant to a consent decree or otherwise, no indemnification, either for said payment or for any other Losses, shall be provided unless there has been obtained an opinion in writing of legal counsel to the effect that the Person subject to indemnification hereunder appears to have acted in good faith and that such indemnification would not protect such Person against any liability to the Company or the Members to which he, she or it would otherwise be subject by reason of gross negligence, willful malfeasance or fraud in the conduct of his, her or its office or actions not taken in good faith by such Person. The Company shall be obliged to pay indemnification applied for by any Indemnified Party unless there is an adverse determination (as provided above) within 45 days after the application. If indemnification is denied, the applicant may seek an independent determination of its right to indemnification by a court, and in such event, the Company shall have the burden of proving that the applicant was ineligible for indemnification under this Article. Notwithstanding the foregoing, in the case of a proceeding by or in the right of the Company in which an Indemnified Party is adjudged liable to the Company, indemnification hereunder shall be provided only upon a determination by a court having jurisdiction that in view of all the circumstances of the case, the Indemnified Party is fairly and reasonably entitled to indemnification for such Losses as the court shall deem proper.

        8.03 SUCCESSFUL DEFENSE. Notwithstanding any contrary provisions of this Article, if any Indemnified Party has been wholly successful on the merits in the defense of any action, suit or proceeding in which it was involved by reason of its position with the Company or as a result of serving in such capacity (including termination of investigative or other proceedings without a finding of fault on the part of such Indemnified Party), such Indemnified Party shall be indemnified by the Company against all Losses incurred by such Indemnified Party in connection therewith.

        8.04 ADVANCE PAYMENTS. Except as limited by law, Losses incurred by an Indemnified Party in defending any action, suit or proceeding, including a proceeding by or in the right of the Company, shall be paid by the Company to such Indemnified Party in advance of final disposition of the proceeding upon receipt of its written undertaking to repay such amount if such Indemnified Party is determined pursuant to this Article VIII or adjudicated to be ineligible for indemnification, which undertaking shall be an unlimited general obligation but need not be secured and may be accepted without regard to the financial ability of such Indemnified Party to make repayment; PROVIDED, HOWEVER, that no such advance payment of Losses shall be made if it is determined pursuant to Section 8.02 of this Article on the basis of the circumstances known at the time (without further investigation) that such Indemnified Party is ineligible for indemnification.

        8.05 INSURANCE. The Company shall have power to purchase and maintain insurance on behalf of any Indemnified Party against any liability or cost incurred by such Person in any such capacity or arising out of its status as such, whether or not the Company would have power to indemnify against such liability or cost.

        8.06 HEIRS AND PERSONAL REPRESENTATIVES. The indemnification provided by
this   Article   shall  inure  to  the   benefit  of  the  heirs  and   personal
representatives of the Indemnified Parties.

        8.07 NON-EXCLUSIVITY. The provisions of this Article shall not be construed to limit the power of the Company to indemnify the members of the Board of Advisors, Members, Officers, employees or agents to the fullest extent permitted by law or to enter into specific agreements, commitments or arrangements for indemnification permitted by law. The absence of any express provision for indemnification herein shall not limit any right of indemnification existing independently of this Article.

             8.08 AMENDMENT. The provisions of this Article may be amended or repealed in accordance with Section 11.05; PROVIDED, HOWEVER, that no amendment or repeal of such provisions that adversely affects the rights of the members of the Board of Advisors under this Article with respect to its acts or omissions at any time prior to such amendment or repeal, shall apply to any member of the Board of Advisors without his consent.

                       ARTICLE IX - CONFLICTS OF INTEREST

        9.01   TRANSACTIONS WITH INTERESTED PERSONS; CONFLICTS.

               (a) Unless entered into in bad faith, and subject to Section 3.04 and the terms of the Investment Agreement, no contract or transaction between the Company and one or more of its Members, the members of the Board of Advisors or any other Indemnified Party, or between the Company and any other Person in which one or more of its Members, the members of the Board of Advisors or any other Indemnified Party has a financial interest or is a director, manager or officer, shall be voidable solely for this reason if such contract or transaction is fair and reasonable to the Company; and no Member, member of the Board of Advisors or other Indemnified Party interested in such contract or transaction, because of such interest, shall be liable to the Company or to any other Person or organization for any loss or expense incurred by reason of such contract or transaction or shall be accountable for any gain or profit realized from such contract or transaction. As a condition to any transaction between the Company and a Member (other than the purchase of Membership Units or Convertible
Debt), such Member shall disclose to the Company any interest of any other Member in such transaction.

               (b) Unless otherwise expressly provided herein, (i) whenever a conflict of interest exists or arises between the Company, its Members, the members of the Board of Advisors and/or the other Indemnified Parties or (ii) whenever this Agreement or the Investment Agreement provides that any such Person shall act in a manner that is, or provide terms that are, fair and reasonable to the Company or any Member, such Person shall resolve such conflict of interest, taking such action or providing such terms, considering in each case the relative interest of each party (including its own interest) to such conflict, agreement, transaction or situation and the benefits and burdens relating to such interests, any customary or acceptable industry practices, and any applicable generally acceptable accounting practices or principles. In the absence of bad faith by the Member, the member of the Board of Advisors or other Indemnified Party, as the case may be, the resolution, action or term so made, taken or provided by such Person shall not constitute a breach of this Agreement or any other agreement contemplated herein or of any duty or obligation of such Person at law or in equity or otherwise.

        9.02   NON-COMPETITION; BUSINESS OPPORTUNITIES.

               (a) While employed by the Company as an Officer or employee, and for a period of twelve (12) months after termination of Officer or employee status for any reason, no Member shall, without the express written consent of the Board of Advisors, directly or indirectly, engage in any activity which is, or participate or invest in or assist (whether as owner, part-owner, stockholder, partner, director, officer, trustee, employee, agent, independent contractor or consultant, or in any other capacity) a Competitive Enterprise. As used herein, the term "Competitive Enterprise" shall mean any entity which operates television stations, cable distribution systems or other video broadcast or distribution enterprises exclusively in a Designated Market Area ("DMA") where the Company or any Affiliate of the Company owns and/or operates stations.

               (b) In the event that a Member who was formerly an Officer or employee of the Company shall, directly or indirectly, engage in any activity which is, or participate or invest in or assist (whether as owner, part-owner, stockholder, partner, director, officer, trustee, employee, agent, independent contractor or consultant, or in any other capacity) a Competitive Enterprise during the period commencing on the first anniversary of the termination of the Officer or employee status of such Member and ending on the second anniversary of such termination, such Member shall, if applicable, forfeit 100% of all Vested Carry Units held by such Member.

               (c) In the event that a Member who was formerly an Officer or employee of the Company shall, directly or indirectly, engage in any activity which is, or participate or invest in or assist (whether as owner, part-owner, stockholder, partner, director, officer, trustee, employee, agent, independent contractor or consultant, or in any other capacity) a Competitive Enterprise during the period commencing on the second anniversary of the termination of the Officer or employee status of such Member and ending on the third anniversary of such termination, such Member shall, if applicable, forfeit 50% of all Vested Carry Units held by such Member.

               (d) Notwithstanding the foregoing, nothing in this Section 9.02 shall prohibit a Member who was also an Officer or employee, after termination of such Member's Officer or employee status, from engaging in any activity on behalf of, or being employed in any capacity by, a group television station operator so long as no more than 5% of such operator's revenues result from a Competitive Enterprise, and the engagement or employment of such Member in any such capacity shall not result in the forfeiture of any Vested Carry Units.

               (e) No Member who was formerly an Officer or employee of the Company shall, for the period commencing on the date of termination of such Member's Officer or employee status and ending on the second anniversary thereof, whether on behalf of a Competitive Enterprise or otherwise, hire or attempt to hire any Officer or other senior employee of the Company or any Affiliate of the Company or encourage any Officer or other senior employee of the Company or any Affiliate of the Company to terminate his or her relationship with the Company or any Affiliate of the Company.

               (f) No Member who is also an Officer or employee shall, from the date hereof until the earliest of (i) the sixth anniversary of the date hereof or (ii) the first anniversary of the initial public offering of the Company's common stock in accordance with Section 7.01 hereof, if the holders of Investor Units and Debentures convertible into Investor Units receive aggregate cash proceeds in such initial public offering equal to or in excess of the sum of the unpaid Priority Capital Distributions then due on the Investor Units they held or are entitled to acquire at such time (in either case irrespective of any termination of Officer or employee status), own any equity interests in any privately-held television enterprise or more than 5% of the equity interests in any publicly-held television enterprise if, in either case, such enterprise is engaged in a Competitive Enterprise.

               (g) Each Member agrees, while serving as an Officer or employee of the Company, to offer or otherwise make known or available to the Company without compensation or consideration, any business prospects, contracts or other business opportunities that such Member may discover, find, develop or otherwise have available to acquire, own or manage any television stations, cable distribution systems or other video broadcast or distribution enterprises that could deliver WB Network programming for DMA markets 20 to 100, excluding any Web Network opportunities controlled by WB Networks and/or Time Warner (which such prospects, contracts or opportunities are herein referred to as "Television Station Opportunities"), and further agrees that any such Television Station Opportunities shall be the property of the Company; PROVIDED, HOWEVER, that, with respect to Jamie Kellner, the following shall be excluded from Television Station Opportunities: (A) the ownership and development of certain construction permits resulting from the applications for spectrum allocation requests identified on SCHEDULE 9.02(G) hereto; (B) opportunities presented by Kellner to unaffiliated third party entities in which Kellner does not then have, and does not during the term of this Agreement acquire, any equity interest or other investment or any type of incentive, phantom equity or other compensation arrangement; and (C) opportunities first proposed to be acquired, owned or managed on or after January 1, 1997 by an entity in which Kellner has, or may in the future acquire, any equity interest or investment or any type of incentive, phantom equity or other compensation arrangement (each, a "Kellner Affiliate") provided that, for any opportunity described in this clause (C): (i) Kellner has previously presented a Television Station Opportunity to the Company in writing at a time when the Company's EBITDA for the last twelve month trailing period (or such shorter period as the Company shall have been in operation are equal to or greater than 90% of the projections for such period delivered and approved under the Investment Agreement (the "90% Compliance Test"), which the Company declined to pursue and which was acquired by an unaffiliated third party at a purchase price no more favorable to such third party than those that were offered to the Company within six months of the date the Company declined such Television Station Opportunity; and (ii) prior to the acquisition, ownership or management of any other opportunities by a Kellner Affiliate, (x) such opportunity is first offered to the Company in writing at a time when the Company satisfies the 90% Compliance Test and the Company declines to pursue such opportunity, (y) the opportunity is acquired by the Kellner Affiliate on price terms no more favorable than those offered to the Company; and (z) the Class B Founder Members are given the opportunity to acquire up to thirty percent (30%) of Kellner's interests in such Kellner Affiliate on substantially the same terms offered to Kellner.


                    ARTICLE X - DISSOLUTION, LIQUIDATION, AND TERMINATION

        10.01 NO DISSOLUTION. The Company shall not be dissolved by the admission of additional Members, the withdrawal of a Member or the written consent of all Members, but shall continue to exist in perpetuity, except in accordance with the terms of this Agreement.

Upon the death, retirement, resignation, expulsion, Bankruptcy or dissolution of any Member (other than the Bankruptcy, death, resignation or dissolution of all members of the Board of Advisors as set forth in Section 10.02(a) below), the Company shall not dissolve and its affairs shall not be wound up.

        10.02 EVENTS CAUSING DISSOLUTION. The Company shall be dissolved and its affairs wound up upon the occurrence of any of the following events:

               (a) the Bankruptcy, death or resignation of all members of the Board of Advisors; unless the Company is continued upon the written consent of the Members, such consent to be given within ninety (90) days following the occurrence of such event;

               (b) the resignation of the members of the Board of Advisors, unless such dissolution is waived in accordance with the terms hereof; or

               (c)    the  entry  of  a  decree  of  judicial  dissolution under
Section 18-802 of the Act.

        10.03 NOTICE OF DISSOLUTION. Upon the dissolution of the Company, the Board of Advisors or the other Person or Persons (the "Liquidating Trustee") appointed by the Board of Advisors to carry out the winding up of the Company, shall promptly notify the Members of such dissolution.

        10.04 LIQUIDATION. Upon dissolution of the Company, the Liquidating Trustee shall proceed diligently to liquidate the Company and wind up its affairs and to make final distributions as provided in Section 5.04 hereof and in the Act. The costs of dissolution and liquidation shall be borne as an expense of the Company. Until final distribution, the Liquidating Trustee shall continue to operate the Company properties with all of the power and authority of the Board of Advisors. As promptly as possible after dissolution and again after final liquidation, the Liquidating Trustee shall cause an accounting to be made by a firm of independent public accountants of the Company's assets, liabilities and operations.

        10.05 CERTIFICATE OF CANCELLATION. On completion of the distribution of Company assets as provided herein, the Company shall be terminated, and the Board of Advisors (or such other Person or Persons as the Act may require or permit) shall file a Certificate of Cancellation with the Secretary of State of the State of Delaware under the Act, cancel any other filings made pursuant to Sections 2.01, 2.02 and 2.04, and take such other actions as may be necessary to terminate the existence of the Company.


                         ARTICLE XI - GENERAL PROVISIONS

        11.01 OFFSET. Whenever the Company is to pay any sum to any Member, any amounts that Member owes the Company may be deducted from that sum before payment. All amounts

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


so deducted shall nevertheless be treated as distributions for purposes of Sections 5.03, 5.04 and 5.05 hereof.

        11.02 NOTICES. Except as expressly set forth to the contrary in this Agreement, all notices, requests, or consents provided for or permitted to be given under this Agreement must be in writing and shall be given either by registered or certified mail, addressed to the recipient, with return receipt requested, or by delivering the writing to the recipient in Person, by courier, or by facsimile transmission; and a notice, request, or consent given under this Agreement is effective upon receipt or three days after the date mailed, whichever is sooner. All notices, requests, and consents to be given to a Member must be sent to or delivered at the addresses given for that Member on SCHEDULE A, or such other address as that Member may specify by written notice to the other Members and the Company. Any notice, request, or consent to be given to the Company or the Board of Advisors must be given to the members of the Board of Advisors at the address of the principal office of Company specified in
Section 2.03. Whenever any notice is required to be given by law, the Certificate or this Agreement, a written waiver thereof, signed by the Person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.

        11.03 ENTIRE AGREEMENT. This Agreement, together with the Investment Agreement, the Employment Agreements and each Member's Subscription Agreement, constitutes the entire agreement of the Members relating to the Company and supersedes all prior contracts or agreements with respect to the Company, whether oral or written, and, to the extent that the terms of any Employment Agreement vary in any respect from the terms of this Agreement, this Agreement shall control and take precedence.

        11.04 LIMITATION OF LITIGATION; DISPUTE RESOLUTION. No Member shall be entitled to initiate or participate in a class action suit on behalf of all or any part of the Members against the Company, its Board of Advisors or any
Member, and no Member shall be entitled to initiate or participate in a derivative suit on behalf of the Company against its Board of Advisors or any Member, unless such action or suit has received prior approval of the Board of Advisors and Members holding a majority in interest of the Membership Units who are not defendant parties to the proposed action or suit, or unless otherwise required by law. A Member who initiates a class action or derivative suit in violation of this Agreement shall be liable to the Company and its Board of Advisors and any Members who are defendant parties to the action or suit for all damages and expenses which they incur as a result, including without limitation reasonable fees and expenses of legal counsel and expert witnesses and court costs. The parties to this Agreement hereby agree that any dispute relating to, or arising from, the terms or conditions of this Agreement shall, within thirty
(30) days after good faith negotiation among the parties to this Agreement, be submitted to J.A.M.S./Endispute, Inc. ("Endispute") for final and binding arbitration pursuant to Endispute's Arbitration Rules, and Endispute's determination shall be made within thirty (30) days of being submitted. Any such arbitration shall be conducted in Boston, Massachusetts. The costs of such proceedings shall be borne as determined by Endispute.

        11.05 AMENDMENT OR MODIFICATION; TERMS. This Agreement, including any Schedule hereto, may be amended from time to time, in whole or in part, by an instrument in writing signed in accordance with Section 3.04 hereof. Copies of each such amendment shall be delivered to each Member at least thirty (30) days prior to the effective date of such amendment; PROVIDED, HOWEVER, in the case of any amendment that the Board of Advisors determines is necessary or appropriate to prevent the Company from being treated as a publicly traded partnership taxed as a corporation under Section 7704 of the Code, the amendment shall be effective on the date provided in the instrument containing the terms of such amendment. Nothing contained in this Agreement shall permit the amendment of this Agreement to impair the exemption from personal liability of the members of the Board of Advisors, officers, employees and agents of the Company or Members or to permit assessments upon the Members. In the event that the investors in the Company on the date hereof (other than Class A Founder Members, Seller Members or Management Members) cease at any time to hold (i) at least 35% in the aggregate (based on Capital Contributions or principal amount) of the securities issued to such investors on the date hereof or (ii) Investor Units, or securities convertible into Investor Units, which are entitled to an aggregate Non-Carry Distribution Percentage equal to or greater than fifty and one-tenth percent (50.1%), then the provisions in Section 3.03(c), 3.04, and 4.08 shall terminate and cease to be of any further force or effect.

        11.06 BINDING EFFECT. Subject to the restrictions on Transfers set forth in this Agreement, this Agreement is binding on and inures to the benefit of the parties and their respective heirs, legal representatives, successors and assigns.

        11.07 GOVERNING LAW; SEVERABILITY. This Agreement is governed by and shall be construed in accordance with the law of the State of Delaware, exclusive of its conflict-of-laws principles. In the event of a direct conflict between the provisions of this Agreement and any provision of the Certificate, or any mandatory provision of the Act, the applicable provision of the Certificate or the Act shall control. If any provision of this Agreement or the application thereof to any Person or circumstance is held invalid or unenforceable to any extent, the remainder of this Agreement and the application of that provision shall be enforced to the fullest extent permitted by law.

        11.08 FURTHER ASSURANCES. In connection with this Agreement and the transactions contemplated hereby, each Member shall execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this Agreement and those transactions, as requested by the Board of Advisors.

        11.09 WAIVER OF CERTAIN RIGHTS. Each Member irrevocably waives any right it may have to maintain any action for dissolution of the Company or for partition of the property of the Company.

        11.10 THIRD-PARTY BENEFICIARIES. Except with respect to the Lenders, who are expressly intended to be third-party beneficiaries of this Agreement, there shall be no third-party beneficiaries of this Agreement.

        11.11 FAILURE TO PURSUE REMEDIES. The failure of any party to seek redress for violation of, or to insist upon the strict performance of, any provision of this Agreement shall not prevent a subsequent act, which would have originally constituted a violation, from having the effect of any original violation.

        11.12 CUMULATIVE REMEDIES. The rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive its right to use any or all other remedies. Said rights and remedies are given in addition to any other right the parties may have by law, statute, ordinance or otherwise.

        11.13 NOTICE TO MEMBERS OF PROVISIONS OF THIS AGREEMENT. By executing this Agreement, each Member acknowledges that such Member has actual notice of
(a) all of the provisions of this Agreement, including, without limitation, the restrictions on the Transfer of Membership Units set forth in Article VI and the limitations on participation of Members in the management of the Company set forth in Article III, and (b) all of the provisions of the Certificate. Each Member hereby agrees that this Agreement constitutes adequate notice of all such provisions, and each Member hereby waives any requirement that any further notice thereunder be given.

        11.14 INTERPRETATION. For the purposes of this Agreement, terms not defined in this Agreement shall be defined as provided in the Act; and all nouns, pronouns and verbs used in this Agreement shall be construed as masculine, feminine, neuter, singular, or plural, whichever shall be applicable. Titles or captions of Articles and Sections contained in this Agreement are inserted as a matter of convenience and for reference, and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision hereof.

        11.15 COUNTERPARTS. This Agreement may be executed in any number of counterparts with the same effect as if all signing parties had signed the same document, and all counterparts shall be construed together and shall constitute the same instrument.

                                  [END OF TEXT]

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement under seal as of the date set forth above.

                                       ACME TELEVISION HOLDINGS, LLC



                                       By: /s/ Thomas P. Allen
                                          -------------------------------------
                                          Name:  Thomas P. Allen
                                          Title:  Exec. V.P.



                                       MANAGEMENT MEMBERS



                                       /s/ Jamie Kellner
                                       -------------------------------------
                                       Jamie Kellner



                                       /s/ Doug Gealy
                                       -------------------------------------
                                       Doug Gealy, President



                                       /s/ Tom Allen
                                       -------------------------------------
                                       Tom Allen

                                            SELLER MEMBER

                                            CHANNEL 32 INCORPORATED



                                             By: /s/ Roy Rose
                                               ---------------------------------
                                                Name:  Roy Rose
                                                Title:  Chairman & CEO

                                            INVESTOR MEMBERS

                                            BANCBOSTON VENTURES INC.



                                            By: /s/ Lars A. Swanson
                                               ---------------------------------
                                               Name:  Lars A. Swanson
                                               Title:  Vice President


                                            CLASS A FOUNDER MEMBER

                                            ACME CAPITAL PARTNERS



                                            By: /s/ William K. Lisecky
                                               ---------------------------------
                                               Name:  William K. Lisecky
                                               Title:  EVP



                                            CLASS B FOUNDER MEMBERS

                                            ALTA ACME, INC.



                                            By: /s/ Brian McNeill
                                               ---------------------------------
                                               Name:  Brian McNeill
                                               Title:  President


                                            CEA ACME, INC.



                                            By: /s/ James J. Collis
                                               ---------------------------------
                                               Name:  James J. Collis
                                               Title:  President

     SCHEDULE A - Membership Units and Exhibit A - Distribution Examples have been intentionally omitted by the Registrants.

     A copy of this omitted Schedule or Exhibit will be provided to the Securities and Exchange Commission upon request.









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